Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of March 2, 2021

by and among

Capitol Investment Corp. V,

CAPITOL V MERGER SUB, INC.,

and

DOMA HOLDINGS, INC.

i

ANNEXES

Annex I – Earnout Shares

EXHIBITS

Exhibit A – Form of PubCo Charter

Exhibit B – Form of PubCo Bylaws

Exhibit C – Form of PubCo Equity Incentive Plan

Exhibit D – Form of PubCo Employee Stock Purchase Plan

Exhibit E – Form of Amended and Restated Registration Rights Agreement

Exhibit F – Form of Support Agreement

Exhibit G – Form of Lock-Up Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of March 2, 2021, is entered into by and among Capitol Investment Corp. V, a Delaware corporation (prior to the Effective Time, “Acquiror” and, at and after the Effective Time, “PubCo”), Capitol V Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Doma Holdings, Inc. (f/k/a States Title Holding, Inc.), a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Section 1.01 of this Agreement.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, the Company Board and the Acquiror Board have each approved and deemed it advisable and in the best interests of their respective stockholders to approve and adopt this Agreement;

WHEREAS, the board of directors of Merger Sub has approved and deemed it advisable and in the best interests of its sole stockholder to approve and adopt this Agreement;

WHEREAS, prior to the Effective Time, each share of Company Preferred Stock will be converted into one share of Company Common Stock;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time: (i) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Acquiror (the Company, in its capacity as the surviving corporation of the Merger, is referred to as the “Surviving Corporation”) and (ii) Acquiror will change its name to “Doma Holdings, Inc.”;

WHEREAS, in connection with the Merger: (i) PubCo shall adopt an amended and restated certificate of incorporation substantially in the form set forth in Exhibit A (the “PubCo Charter”) and (ii) PubCo shall adopt amended and restated bylaws, substantially in the form set forth in Exhibit B (the “PubCo Bylaws”);

WHEREAS, the Acquiror Board has approved the Doma Holdings, Inc. Omnibus Incentive Plan, substantially in the form set forth in Exhibit C (the “PubCo Equity Incentive Plan”), and the Doma Holdings, Inc. Employee Stock Purchase Plan, substantially in the form set forth in Exhibit D (the “PubCo Employee Stock Purchase Plan”), and Acquiror shall adopt the PubCo Equity Incentive Plan and PubCo Employee Stock Purchase Plan concurrently with consummation of the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Acquiror and (a) Capitol Acquisition Management V LLC, a Delaware limited liability company, (b) Capitol Acquisition Founder V LLC, a Delaware limited liability company, (c) Lawrence Calcano, (d) Richard C. Donaldson, (e) Raul J. Fernandez, and (f) Thomas Sidney Smith, Jr. (collectively, the “Sponsor”), are entering into that certain Sponsor Agreement (the “Sponsor Agreement”), whereby, among other things, the Sponsor has agreed: (i) to vote its Acquiror Class B Common Stock in favor of the Transactions; (ii) to waive certain anti-dilution provisions contained in the Acquiror Organizational Documents; (iii) to forfeit certain shares of its Acquiror Class B Common Stock and Acquiror Warrants in certain circumstances for no consideration; and (iv) to subject certain of its shares of PubCo Common Stock to vesting conditions;

WHEREAS, concurrently with the consummation of the Transactions, Acquiror will cause the Registration Rights Agreement to be amended and restated, substantially in the form set forth in Exhibit E (the “A&R Registration Rights Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the PIPE Investors and Acquiror have entered into subscription agreements (the “Subscription Agreements”) pursuant to which the PIPE Investors have agreed to purchase an aggregate of 30,000,000 shares of PubCo Common Stock at the Closing Stock Price immediately prior to the Effective Time (the “PIPE Financing” and the aggregate purchase price of such shares, the “PIPE Financing Amount”);WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to the Acquiror Shareholders to have their Acquiror Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement and the Proxy Statement in conjunction with obtaining approval from the Acquiror Shareholders of this Agreement and the Transactions (the “Offer”); and

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, (ii) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code to which the Company and Acquiror are parties within the meaning of Section 368(b) of the Code, and (iii) the Merger and the PIPE Financing, taken together, shall qualify as a contribution governed by Section 351 of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article 1
Certain Definitions

Section 1.01. Definitions.

(a) As used herein, the following terms shall have the following meanings:

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Class A Common Stock” means the Class A Common Stock of Acquiror, par value $0.0001 per share.

“Acquiror Class B Common Stock” means the Class B Common Stock of Acquiror, par value $0.0001 per share.

“Acquiror Common Stock” means Acquiror Class A Common Stock and Acquiror Class B Common Stock.

“Acquiror Disclosure Schedule” means that certain disclosure letter delivered by Acquiror and Merger Sub to the Company in connection with this Agreement.

“Acquiror Material Adverse Effect” means a material adverse effect on the ability of the Acquiror Parties to consummate the Transactions.

“Acquiror Organizational Documents” means the Amended and Restated Certificate of Incorporation of Acquiror, adopted as of December 1, 2020, and the Bylaws of Acquiror in effect as of the date hereof.

“Acquiror Parties” means Acquiror and Merger Sub.

“Acquiror Share Redemptions” means any redemptions of Acquiror Class A Common Stock in connection with the Offer.

“Acquiror Shareholder” means a holder of Acquiror Common Stock.

“Acquiror Units” means the units of Acquiror issued in connection with its initial public offering, which units were comprised of one share of Acquiror Class A Common Stock and one-third of one Acquiror Warrant.

“Acquiror Warrants” means warrants to acquire Acquiror Class A Common Stock that were included in the Acquiror Units sold as part of Acquiror’s initial public offering or sold to the Sponsor in a private placement in connection with such initial public offering.

“Acquisition Proposal” means, other than the Transactions, any offer or proposal relating to (i) with respect to the Company, (A) any acquisition or purchase, direct or indirect, of a material portion of the consolidated assets of the Company Group, taken as a whole, or a material portion of the Company Capital Stock or the capital stock of a Subsidiary of the Company whose assets, individually or in the aggregate, constitute a material portion of the consolidated assets of the Company Group, taken as a whole, or (B) a merger, consolidation, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any member of the Company Group whose assets, individually or in the aggregate, constitute a material portion of the consolidated assets of the Company Group, taken as a whole; or (ii) with respect to Acquiror, a merger, consolidation, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction that would constitute a Business Combination with or involving Acquiror (or any Affiliate or Subsidiary of Acquiror) and any party other than the Company.

“Action” means any claim, action, suit, investigation, assessment, arbitration, or proceeding, in each case that is by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Aggregate Closing Consideration” means $2,917,000,000.

“Ancillary Agreements” means the Support Agreements, the Sponsor Agreement, the Subscription Agreements, the A&R Registration Rights Agreement, the Lock-Up Agreements, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, Corruption of Foreign Public Officials Act (Canada) and similar Laws relating to anti-bribery or anti-corruption applicable to the Company from time to time.

“Antitrust Laws” means any federal, state, provincial, territorial and foreign statutes, rules, regulations, Governmental Orders, administrative and judicial doctrines and other applicable Laws that are designed or intended to prohibit, restrict or regulate foreign investment or actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Available Eligible Cash” means the cash available to be released from the Trust Account following any Acquiror Share Redemptions in connection with the Offer.

“Available PubCo Cash” means all cash and cash equivalents (including marketable securities, bank deposits, checks received but not cleared, and deposits in transit) of any of the Acquiror Parties as of 12:01 a.m. Pacific Time on the Closing Date, in each case, calculated in accordance with the accounting principles, policies, procedures, practices, applications and methodologies used in preparing the Acquiror Financial Statements (including (i) the Available Eligible Cash, (ii) the proceeds actually received by Acquiror in the PIPE Financing (which shall include the amount of any Alternative Financing, if applicable) and (iii) cash and cash equivalents (including marketable securities, bank deposits, checks received but not cleared, and deposits in transit) of the Acquiror Parties held outside of the Trust Account) and shall be calculated net of any outstanding checks written or ACH transactions or wire transfers that have been issued but remain outstanding or uncleared as of 12:01 a.m. Pacific Time on the Closing Date.

“Business Combination” has the meaning given to such term in the Acquiror Organizational Documents.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California or New York, New York are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state or local Law (together with all regulations and guidance related thereto issued by a Governmental Authority).

“Cash Eligible Option” means a Company Option that is vested and exercisable as of the date specified by the Company in the Form of Election that remains vested and exercisable as of immediately prior to the Effective Time, and for which the applicable grant date was June 1, 2019 or earlier.

“Cash Eligible Share” means a share of Company Common Stock that is issued and outstanding as of the date of this Agreement (excluding Company Restricted Shares) that (i) has been held continuously by the holder thereof (including by any of its Affiliates) since June 1, 2019; or (ii) was acquired upon the exercise of a Company Option that had a grant date of June 1, 2019 or earlier and has been held continuously by the holder thereof (including by any of its Affiliates) since the date of exercise.

“Closing Payments” means, without duplication: (i) the Outstanding Company Expenses; and (ii) the Outstanding Acquiror Expenses.

“Closing Stock Price” means $10.00 per share.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the board of directors of the Company.

“Company Bylaws” means the Company’s Amended and Restated Bylaws, as currently in effect on the date hereof.

“Company Capital Stock” means, collectively, the Company Common Stock and Company Preferred Stock.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended, and as currently in effect on the date hereof.

“Company Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company Disclosure Schedule” means that certain disclosure letter delivered by the Company to Acquiror and Merger Sub in connection with this Agreement.

“Company Group” means the Company and its Subsidiaries.

“Company Intellectual Property” means any and all Intellectual Property owned by any member of the Company Group.

“Company Investor Rights Agreement” means the Amended and Restated Investors’ Rights Agreement, dated as of January 8, 2020 and as it may be amended or modified from time to time, by and among the Company and the other parties thereto.

“Company Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of the Company Group, taken as a whole, excluding any effect resulting from: (i) the taking by any member of the Company Group of any COVID-19 Actions; (ii) any change in applicable Laws, or regulatory policies or interpretations thereof or in accounting or reporting standards or principles or interpretations thereof; (iii) any change in interest rates or economic, financial, market or political conditions generally; (iv) any change generally affecting any of the industries or markets in which any member of the Company Group operates; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, any epidemic or pandemic (including the COVID-19 pandemic) and any other force majeure event; (vi) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement (or the obligations hereunder) (provided that the exceptions in this clause (vi) shall not be deemed to apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 3.04 or, to the extent related thereto, to the condition in Section 8.02(a)(iii)); (vii) the compliance with the express terms of this Agreement; or (viii) in and of itself, the failure of the Company Group, taken as a whole, to meet any projections, forecasts or budgets or estimates of revenues, earnings or other financial metrics for any period beginning on or after the date of this Agreement; except, in the case of each of clauses (i), (ii), (iii), (iv) or (v), to the extent that any such effect has a disproportionate adverse effect on the Company Group, taken as a whole, relative to the adverse effect on other companies operating in the title insurance industry or the other industries in which the Company Group materially engage; provided further that clause (viii) shall not preclude Acquiror from asserting that any facts or occurrences giving rise to or contributing to such effects that are not otherwise excluded from the definition of Company Material Adverse Effect should be taken into account in determining whether a Company Material Adverse Effect would have reasonably been expected to occur.

“Company Options” means options to purchase shares of the Company Common Stock granted under the Company Stock Plan.

“Company Restricted Shares” means the unvested restricted shares of Company Common Stock granted pursuant to the Company Stock Plan upon the “early exercise” of Company Options.

“Company ROFR and Co-Sale Agreement” means that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of December 5, 2019 and as it may be amended or modified from time to time, by and among the Company and the other parties thereto.

“Company Stock Plan” means the Company’s 2019 Equity Incentive Plan.

“Company Stockholder” means a holder of Company Capital Stock, immediately prior to the Effective Time.

“Company TSM Shares” means, without duplication, as of immediately before the Effective Time, the sum of: (i) the number of issued and outstanding shares of Company Common Stock (after giving effect to the Conversion); (ii) the number of shares of Company Common Stock issued or issuable upon the exercise of all vested Company Options (including after giving effect to any acceleration of any unvested Company Options in connection with the consummation of the Transactions); and (iii) the shares of Company Common Stock underlying all Company Warrants (after giving effect to the Conversion), in each case of clauses (ii) and (iii), determined on a net exercise basis. For purposes of determining the number of shares of Company Common Stock on a net exercise basis under clauses (ii) and (iii), the per-share value of the Company Common Stock shall be equal to the (A) the sum of (1) the Aggregate Closing Consideration plus (2) the aggregate exercise price of all vested Company Options and Company Warrants divided by (B) the Company TSM Shares determined as if the words “net exercise basis” were replaced with the words “cash exercise basis”.

“Company Voting Agreement” means the Amended and Restated Voting Agreement, dated as of December 5, 2019 and as it may be amended or otherwise modified from time to time, by and among the Company and the other parties thereto.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases and purchase orders (other than any Company Benefit Plans).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Action” means any action taken or omitted to be taken after the date of this Agreement that is reasonably determined to be necessary or prudent to be taken in response to COVID-19 or any of the measures described in the definition of “COVID-19 Measures,” including the establishment of any policy, procedure or protocol.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“Derivative Securities” means, with respect to a Person, (i) securities of such Person convertible into or exchangeable for shares of capital stock or other voting securities of, or ownership interests in, such Person; (ii) warrants, calls, options or other rights to acquire from such Person, or other obligation of such Person to issue, any capital stock or other voting securities of, or ownership interests in, such Person, or securities convertible into or exchangeable for capital stock or other voting securities of, or ownership interests in, such Person; or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, such Person.

“DGCL” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) and human health and safety, or the use, storage, emission, disposal or release of or exposure to Hazardous Materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing (i) the Per Share Merger Consideration Value by (ii) the Closing Stock Price.

“Founder” means Max Simkoff, in his capacity as a Company Stockholder.

“Fraud” means actual and intentional common law fraud committed by a party hereto with respect to the making of the representations and warranties set forth in Article 3 or Article 4, as applicable. Under no circumstances shall “fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or non-U.S. government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal (including, without limitation, the NAIC, any Insurance Regulators, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority).

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, per- and polyfluoroalkyl substances or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (i) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (ii) amounts owing as deferred purchase price for property or services, including “earnout” payments, (iii) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (iv) obligations under capitalized leases, (v) obligations under any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions, (vi) guarantees with respect to any amounts of a type described in clauses (i) through (v) above and (vii) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business.

“Insurance Business” means the business of underwriting title insurance.

“Insurance Regulator” means, with respect to a Regulated Insurance Company in any jurisdiction, the insurance commissioner or other insurance regulatory authority charged with the supervision of insurance companies and administration of insurance laws in such jurisdiction.

“Intellectual Property” means trademarks, service marks, trade names, mask works, inventions, patents, trade secrets, copyrights, know-how, internet domain names (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property rights.

“IT Systems” means information technology systems.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, charge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien, encumbrance or adverse claim of any kind, except for any restrictions on transfers of securities arising under any applicable Securities Laws. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Lock-Up Agreement” means a lock-up agreement, substantially in the form of Exhibit G, to be entered into with each of the Persons listed on Schedule 1.01(b) concurrently with the Closing.

“Minimum Cash” means $450,000,000.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“Net Settlement Cash Amount” means, for each Cash Electing Option (a) if the Secondary Available Cash Consideration exceeds the Aggregate Cash Election Amount, an amount in cash equal to (i) the Net Share Amount of such Cash Eligible Option, multiplied by (ii) the Per Share Merger Consideration Value; or (b) if the Aggregate Cash Election Amount exceeds the Secondary Available Cash Consideration, an amount in cash for such Cash Electing Option equal to the product of (A) the Net Share Amount of such Cash Eligible Option, multiplied by (B) the Per Share Merger Consideration Value, multiplied by (C) the Cash Fraction.

“Net Share Amount” means the number of shares of Company Common Stock a holder of a Company Option would receive if such holder of such Company Option exercised such Company Option immediately prior to the Closing, on a net exercise basis.

“NYSE” means the New York Stock Exchange.

“Parties” means (i) with respect to this Agreement, the Company, Acquiror and Merger Sub (and their permitted successors and assigns), and (ii) with respect to any Ancillary Agreement, the parties named in the preamble thereto (and their permitted successors and assigns), and references herein to a “Party” or the “Parties” means any of them.

“Per Share Merger Consideration Value” means (i) the Aggregate Closing Consideration divided by (ii) the Company TSM Shares.

“Per Share Stock Consideration” means, with respect to each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Conversion), a number of validly issued, fully paid and nonassessable shares of PubCo Common Stock equal to the Exchange Ratio.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) that relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions that may thereafter be paid without penalty to the extent appropriate reserves for the amount being contested have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP in the Company Financial Statements, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) of record, in each case, that do not or would not, individually or in the aggregate materially interfere with the present uses or occupancy of such real property or the current operation of the business of the Company Group, (v) licenses of Intellectual Property entered into in the ordinary course of business, (vi) Liens that secure obligations that are reflected as liabilities on, or referred to in the notes to, the most recent balance sheet included in the Company Financial Statements, (vii) in the case of real property, whether or not leased, matters that would be disclosed by an accurate survey or physical inspection of any such real property which do not or would not, individually or in the aggregate, materially interfere with the current use or occupancy of such real property or the current operation of the business of the Company Group, (viii) in the case of real property, whether or not leased, requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not or would not, individually or in the aggregate, materially interfere with the current use or occupancy of such real property or the current operation of the business of the Company Group, (ix) statutory Liens of landlords under Leases for amounts that (A) are not due and payable, (B) are being contested in good faith by appropriate proceedings and for which appropriate reserves for the amount being contested have been established in accordance with GAAP or (C) may thereafter be paid without penalty and (x) any Liens described on Section 1.01(a) of the Company Disclosure Schedule.

“Person” means any individual, firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Data” means any data or information in any media that alone or in combination with other information can be used to identify or that is reasonably capable of being used to identify, directly or indirectly, a natural person or any other information defined as “personal information,” “nonpublic personal information,” “personally identifiable information” or any similar term under any Laws relating to the Processing of Personal Data.

“PIPE Investor” means any Person that is a party to a Subscription Agreement.

“Privacy Laws” means any applicable Laws, codes of conduct and self-regulatory guidelines relating to Processing of Personal Data, including to the extent applicable: the Federal Trade Commission Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Telephone Consumer Protection Act, the Gramm–Leach–Bliley Act, the Fair Credit Reporting Act, the Health Insurance Portability and Accountability of 1996, as amended by the Health Information technology for Economic and Clinical Health Act, the California Consumer Privacy Act and any state Laws related to insurance.

“Process” or “Processing” means the access, collection, compilation, use, storage, processing, recording, safeguarding, distribution, disposal, destruction, disclosure, transfer of or other activity regarding Personal Data.

“PubCo Board” means the board of directors of PubCo.

“PubCo Common Stock” means shares of common stock of PubCo, par value $0.0001 per share.

“PubCo Governing Documents” means the PubCo Charter and the PubCo Bylaws.

“Redeeming Shareholder” means an Acquiror Shareholder who demands that Acquiror redeem its Acquiror Class A Common Stock for cash in connection with the Offer and in accordance with the Acquiror Organizational Documents.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of December 1, 2020 (as it may be amended or modified from time to time), by and among the Acquiror, the Sponsor and the other parties thereto.

“Regulated Insurance Company” means any Subsidiary of the Company that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction and is regulated by any Insurance Regulator.

“Remaining Company Option Shares” means the number of shares of Company Common Stock into which a Cash Electing Option remains exercisable following a Deemed Partial Exercise pursuant to Section 2.07(a)(i).

“Representatives” means, collectively, with respect to any Person, such Person’s Affiliates, officers, directors, employees, agents or advisors, including any investment banker, broker, attorney, legal counsel, accountant, consultant or other authorized representative of such Person or its Affiliates.

“Requisite Company Stockholders” mean each of the holders of Company Capital Stock set forth on Section 5.02 of the Company Disclosure Schedule.

“SEC” means the United States Securities and Exchange Commission.

“Secondary Available Cash Consideration” means:

(a) if Available PubCo Cash is greater than $450,000,000, an amount of cash equal to $81,000,000;

(b) if Available PubCo Cash is greater than $438,000,000 but less than or equal to $450,000,000, an amount of cash equal to the Available Eligible Cash multiplied by fifty percent (50%);

(c) if Available PubCo Cash is greater than $403,500,000 but less than or equal to $438,000,000, an amount of cash equal to the Available Eligible Cash multiplied by forty-five percent (45%);

(d) if Available PubCo Cash is greater than $350,000,000 but less than or equal to $403,500,000, an amount of cash equal to the Available Eligible Cash multiplied by forty percent (40%); or

(e) if Available PubCo Cash is less than or equal to $350,000,000, an amount of cash equal to $20,000,000.

For the avoidance of doubt, in no event will Secondary Available Cash Consideration be greater than $81,000,000 or less than $20,000,000.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a general or limited partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Support Agreement” means a support agreement, substantially in the form of Exhibit F, providing for certain stockholders of the Company to, among other things, vote in favor of the adoption of this Agreement and support the consummation of the Transactions.

“Tax” means any federal, state, provincial, territorial, local, non-U.S. and other income, unemployment, social security, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, sales, use, or other tax or other like governmental fee or assessment, in each case, in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, and including any liability of another person for any such amounts by operation of Law or as a transferee or successor.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquiror	Preamble
Acquiror Affiliate Agreement	4.23
Acquiror Board Recommendation	4.03
Acquiror Cure Period	9.01
Acquiror Financial Statements	4.08
Acquiror Material Contracts	4.15
Acquiror SEC Documents	4.07
Acquiror Shareholder Approval	4.03
Acquiror Shareholder Meeting	6.03
Aggregate Cash Election Amount	2.05

Agreement	Preamble
Allocation Statement	2.09
Alternative Financing	6.02
A&R Registration Rights Agreement	Recitals
Cash Election	2.05
Cash Electing Option	2.07
Cash Electing Share	2.05
Cash Election Limit	2.05
Cash Fraction	2.05
Certificate of Merger	2.01
Chosen Courts	10.10
Closing	2.01
Closing Date	2.01
Code	Recitals
Company	Preamble
Company Affiliate Agreement	3.13
Company Benefit Plan	3.18
Company Board Recommendation	3.03
Company Cure Period	9.01
Company D&O Insurance	7.05
Company Financial Statements	3.08
Company Preferred Stock	3.07
Company Stock Certificates	2.06
Company Stockholder Approval	3.03
Company Stockholder Cash Consideration	2.05
Company Stockholder Consideration	2.05
Company Stockholder Stock Consideration	2.05
Company Subsidiary Securities	3.02
Company Warrant	2.07
Confidentiality Agreement	10.08
Conversion	2.05
Converted Option	2.07
Deemed Partial Exercise	2.07
Dissenting Shares	2.14
Earnout Denominator	Annex I
Earnout Expiration Date	Annex I
Earnout Milestones	Annex I
Earnout Participant	Annex I
Earnout Pro Rata Portion	Annex I
Earnout Shares	Annex I
Earnout Strategic Transaction	Annex I
Effective Time	2.01
Election Time	2.06
End Date	9.01
Enforceability Exceptions	3.03

ERISA	3.18
ERISA Affiliate	3.18
Exchange Agent	2.10
Exchanged Restricted Stock	2.07
First Earnout Shares	Annex I
First Share Price Milestone	Annex I
First Share Price Milestone Date	Annex I
Form of Election	2.06
Funding Amount	2.10
Intended Tax Treatment	Recitals
Interim Period	5.01
Internal Controls	4.07
JOBS Act	6.04
Lease	3.14
Leased Property	3.14
Letter of Transmittal	2.10
Material Contracts	3.13
Material Permits	3.12
Merger	Recitals
Merger Sub	Preamble
Minimum Cash Condition	8.03
Multiemployer Plan	3.18
Net Settled Company Options	2.07
Offer	Recitals
Option Earnout Shares	2.07
Optionholder Cash Consideration	2.07
Outstanding Acquiror Expenses	2.09
Outstanding Company Expenses	2.09
Primary Capital Wire Amount	2.09
Privacy Commitments	3.17
PIPE Financing	Recitals
PIPE Financing Amount	Recitals
Proposals	7.02
Proxy Statement	7.02
PubCo	Preamble
PubCo Bylaws	Recitals
PubCo Charter	Recitals
PubCo Employee Stock Purchase Plan	Recitals
PubCo Equity Incentive Plan	Recitals
PubCo Fully Diluted Shares	7.06
PubCo Replacement Warrant	2.07
Registration Statement	7.02
Restricted Stock Earnout Shares	2.07
Second Earnout Shares	Annex I
Second Share Price Milestone	Annex I

Second Share Price Milestone Date	Annex I
Security Incident	3.17
Series A Preferred	3.07
Series A-1 Preferred	3.07
Series A-2 Preferred	3.07
Series B Preferred	3.07
Series C Preferred	3.07
Shareholder Action	7.09
Sponsor	Recitals
Sponsor Agreement	Recitals
Statutory Statements	3.06
Subscription Agreements	Recitals
Stock Election	2.05
Stock Electing Share	2.05
Surviving Corporation	Recitals
Surviving Provisions	9.02
Terminating Acquiror Breach	9.01
Terminating Company Breach	9.01
Treasury Share	2.05
Trust Account	4.18
Trust Agreement	4.18
Trustee	4.18
Written Consent	5.02

Section 1.02. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s or Acquiror’s business, as applicable (including, for the avoidance of doubt, reasonable actions taken, or omitted to be taken, in response to COVID-19). Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall prevent the Company from taking or failing to take any COVID-19 Actions and (x) no such COVID-19 Actions shall be deemed to violate or breach this Agreement in any way, (y) all such COVID-19 Actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such COVID-19 Actions shall serve as a basis for Acquiror to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied.

(c) Any reference in this Agreement to “PubCo” shall also mean Acquiror to the extent the matter relates to the pre-Closing period and any reference to “Acquiror” shall also mean “PubCo” to the extent the matter relates to the post-Closing period (including, for the purposes of this Section 1.02(c), the Effective Time).

(d) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(e) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(f) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(g) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. Whenever this Agreement refers to a time, such time shall refer to Pacific Time.

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(i) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (i) provided no later than one (1) Business Day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (A) in the virtual “data room” set up by the Company in connection with this Agreement or (B) by delivery to such party or its legal counsel via electronic mail or hard copy form, or (ii) with respect to Acquiror, publicly filed with the SEC by Acquiror no later than two (2) Business Days prior to the date hereof.

Section 1.03. Knowledge. As used herein, the phrase “to the knowledge of” shall mean the actual knowledge of:

(a) in the case of the Company, those individuals named in Section 1.03 of the Company Disclosure Schedule; and

(b) in the case of Acquiror or the Acquiror Parties, as applicable, those individuals named in Section 1.03 of the Acquiror Disclosure Schedule.

Article 2
The Mergers; Closing

Section 2.01. The Mergers; Closing

(a) The closing of the Merger (the “Closing”) shall take place as soon as reasonably practicable, but in any event no later than three (3) Business Days, after the date the conditions set forth in Article 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the Party or Parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b) At the Closing, the Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger filed by the Company (the “Certificate of Merger”), with the Merger to be consummated immediately upon filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”). At the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation (and references herein to the Company for periods after the Effective Time shall include the Surviving Corporation).

(c) At the Closing, Acquiror shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement in connection with the Closing to be so delivered and shall cause the Trustee, at the Closing, to (i) pay as and when due all amounts payable for the Acquiror Share Redemptions and (ii) pay all amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, including the transfer of the Primary Capital Wire Amount to PubCo from the Trust Account (to the extent the Primary Capital Wire Amount shall be paid in whole or in part from the Trust Account). Thereafter, the Trust Account shall terminate.

Section 2.02. Effects of the Mergers. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.03. Organizational Documents of Acquiror and the Surviving Corporation. At the Effective Time by virtue of the Merger, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter supplemented or amended in accordance with their terms and the DGCL.

Section 2.04. Directors and Officers; Certain Closing Actions.

(a) Conditioned upon the occurrence of the Closing, subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of NYSE, the Company and the Acquiror Parties shall take all necessary action to cause the PubCo Board as of immediately following the Closing to consist of up to nine (9) directors, of whom:

(i) one (1) individual shall be designated by the Sponsor, which individual shall (x) qualify as “independent” under applicable SEC and NYSE rules and regulations, (y) be reasonably acceptable to the Company and (z) be appointed as a member of the Class of the PubCo Board that has a term expiring at the Company’s 2023 annual meeting of stockholders pursuant to the PubCo Charter, no later than five (5) Business Days prior to the effectiveness of the Registration Statement;

(ii) six (6) individuals shall be designated by the Company no later than five (5) Business Days prior to the effectiveness of the Registration Statement, who shall (x) have such qualifications, as a whole with all other members of the PubCo Board, as are necessary for PubCo to comply with applicable SEC and NYSE rules and regulations as of Closing and (y) initially serve in the Classes of the PubCo Board pursuant to the PubCo Charter as designated by the Company;

(iii) one (1) additional individual shall be designated by the Company no later than five (5) Business Days prior to the effectiveness of the Registration Statement, which individual shall (x) qualify as “independent” under applicable SEC and NYSE rules and regulations, (y) be a woman and (z) initially serve in the Class of the PubCo Board pursuant to the PubCo Charter as designated by the Company; and

(iv) one (1) individual shall be mutually designated by the Sponsor and the Company, which individual shall (x) qualify as “independent” under applicable SEC and NYSE rules and regulations, (y) be a woman from an under-represented community and (z) initially serve in the Class of the PubCo Board pursuant to the PubCo Charter as designated by the Company, no later than five (5) Business Days prior to the effectiveness of the Registration Statement.

(b) Upon each individual becoming a director of the PubCo Board, PubCo will enter into customary indemnification agreements reasonably satisfactory to the Company and each such director.

(c) Acquiror shall take all commercially reasonable actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the Persons determined by the Company and communicated in writing to Acquiror five (5) days prior to the Closing Date to be the officers of PubCo and officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed.

(d) Prior to the Effective Time, Merger Sub shall deliver to the Company an executed consent of its sole stockholder approving this Agreement and the Merger.

(e) Prior to the Effective Time, Acquiror shall adopt the PubCo Equity Incentive Plan and the PubCo Employee Stock Purchase Plan.

(f) Concurrently with the Closing, Acquiror shall cause the Registration Rights Agreement to be amended and restated to be substantially in the form of the A&R Registration Rights Agreement. Acquiror shall have provided all Persons listed in Section 2.04(f) of the Company Disclosure Schedule a reasonable opportunity to become parties to the A&R Registration Rights Agreement before the Closing and will include them as parties if so requested by them.

Section 2.05. Effect on Capital Stock. Subject to the provisions of this Agreement:

(a) Immediately prior to the Effective Time, the Company shall cause each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Common Stock at the then effective conversion rate as calculated pursuant to Article IV, Section 4(b) of the Company Certificate of Incorporation (the “Conversion”). All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

(b) At the Effective Time (and, for the avoidance of doubt, following the consummation of the Conversion), by virtue of the Merger and without any action on the part of any Company Stockholder, subject to and in consideration of the terms and conditions set forth herein, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than (i) Company Restricted Shares, (ii) any shares of Company Capital Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Common Stock” hereunder (each such share, a “Treasury Share”), and (iii) the Dissenting Shares), shall be cancelled and converted into the right to receive the following (in each case, without interest):

(i) if such share is a Cash Eligible Share, then:

(A) if the holder of such share makes a proper election to receive cash pursuant to Section 2.06 by the Election Time (a “Cash Election”) with respect to such share of Company Common Stock, which election has not been revoked pursuant to Section 2.06 (each such share, a “Cash Electing Share”), an amount in cash for such Cash Electing Share, equal to the Per Share Merger Consideration Value, except that if (x) the sum of the aggregate number of Dissenting Shares, plus the aggregate number of Cash Electing Shares, plus the aggregate number of Cash Electing Options multiplied by (y) the Per Share Merger Consideration Value (such product, the “Aggregate Cash Election Amount”), exceeds the Secondary Available Cash Consideration, then each Cash Electing Share shall be converted into the right to receive (A) an amount in cash, equal to the product of (1) the Per Share Merger Consideration Value and (2) a fraction, the numerator of which shall be the Secondary Available Cash Consideration and the denominator of which shall be the Aggregate Cash Election Amount (such fraction, the “Cash Fraction”) and (B) an amount of Per Share Stock Consideration multiplied by one minus the Cash Fraction; provided, that each holder of Cash Eligible Shares may only make a Cash Election for up to the lesser of (x) 20% of the number of their Cash Eligible Shares and (y) Cash Eligible Shares plus Cash Eligible Options held by such holder having an aggregate value of $49,000,000 (the “Cash Election Limit”);

(B) if the holder of such share makes a proper election to receive shares of PubCo Common Stock (a “Stock Election”) with respect to such share of Company Common Stock, which election has not been revoked pursuant to Section 2.06, the holder of such share fails to make a Cash Election or Stock Election with respect to such share in accordance with the procedures set forth in Section 2.06 by the Election Time, or such share would number in excess of the applicable Cash Election Limit (each such share, a “Stock Electing Share”), the applicable Per Share Stock Consideration; and

(C) the contingent right to receive the applicable Earnout Pro Rata Portion of Earnout Shares (which may be zero (0)) following the Closing in accordance with Section 2.08; or

(ii) if such share is a not a Cash Eligible Share, then: (A) the applicable Per Share Stock Consideration; and (B) the contingent right to receive the applicable Earnout Pro Rata Portion of Earnout Shares (which may be zero (0)) following the Closing in accordance with Section 2.08.

The aggregate amounts of consideration allocated pursuant to this Section 2.05(b) is collectively referred to herein as the “Company Stockholder Consideration,” the amount of cash thereof, the “Company Stockholder Cash Consideration” and the amount of shares of PubCo Common Stock thereof, (excluding the Earnout Shares, the “Company Stockholder Stock Consideration”). All of the shares of Company Capital Stock converted into the right to receive consideration as described in this Section 2.05(b) shall no longer be outstanding and shall cease to exist, and each holder of Company Capital Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration described in this Section 2.05(b) into which such share of Company Capital Stock shall have been converted into in the Merger.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Capital Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and no payment or distribution shall be made with respect thereto.

(d) At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become an equal number of validly issued fully paid and non-assessable shares of common stock of the Surviving Corporation and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.

Section 2.06. Consideration Election Procedure.

(a) Each Company Stockholder and each holder of Company Options entitled to make a Cash Election shall be entitled to specify the number of such holder’s Cash Eligible Shares or Cash Eligible Options with respect to which such holder makes a Cash Election (up to such holder’s Cash Election Limit) or a Stock Election by complying with the procedures set forth in this Section 2.06 no later than 5:00 p.m. (Pacific time) on the tenth (10th) Business Day following the date on which the Form of Elections are first distributed to the Company Stockholders or such other date and time as the Company and Acquiror may mutually agree (the “Election Time”).

(b) The Company shall or shall cause the Exchange Agent to distribute to each holder of Cash Eligible Shares or Cash Eligible Options (such Company Stockholders and holders of Cash Eligible Options determined as of the record date for determining the Company Stockholders entitled to provide the Company Stockholder Approval via written consent pursuant to Section 5.02) a form of election (the “Form of Election”) with the Letter of Transmittal. Each holder of Cash Eligible Shares or Cash Eligible Options may use the Form of Election to make a Cash Election or a Stock Election. In the event that any holder of Cash Eligible Shares or Cash Eligible Options fails to make a Cash Election or a Stock Election with respect to any or all Cash Eligible Shares or Cash Eligible Options, as the case may be, held or beneficially owned by such holder, then such holder shall be automatically deemed to have made a Stock Election with respect to those Cash Eligible Shares or Cash Eligible Options. The Company shall use its commercially reasonable efforts to make the Form of Election available to all persons (if any) who become entitled to make a Cash Election during the period between the record date for determining the Company Stockholders entitled to provide the Company Stockholder Approval via written consent and the Election Time.

(c) Any applicable Cash Election pursuant to the Form of Election will be deemed properly made only if the Company has received at its designated office by the Election Time a Form of Election, duly completely and validly executed and accompanied by any documents required by the procedures set forth in the Form of Election, including, if the shares of Company Common Stock to which such Form of Election relates are represented by certificates, all such certificates (the “Company Stock Certificates”). Acquiror and the Company shall publicly announce the Election Time upon the distribution of the Form of Elections to the registered holders of Cash Eligible Shares and Cash Eligible Options.

(d) Any Cash Election or Stock Election is final and irrevocable, unless (i) otherwise consented to in writing by the Company, in consultation with Acquiror, or (ii) this Agreement is validly terminated in accordance with Article 9, in which case all Cash Elections and Stock Elections shall automatically be revoked concurrently with the termination of this Agreement. Without limiting the application of any other transfer restrictions that may otherwise exist, after a Cash Election or a Stock Election is validly made or deemed to be made with respect to any Cash Eligible Share or Cash Eligible Option, no further registration of transfers of such Cash Eligible Shares or exercises of such Cash Eligible Options shall be made on the stock transfer books of the Company, unless and until such Cash Election or Stock Election is validly revoked in accordance with this Section 2.06.

(e) The determination of the Company shall be final, conclusive and binding in the event of ambiguity or uncertainty as to whether or not a Cash Election or a Stock Election has been properly made or revoked pursuant to this Section 2.06. The Company shall also make all computations contemplated by Section 2.05(b) and Section 2.07, and this computation shall be final, conclusive and binding (other than in the case of manifest error). The Company may make any rules, subject to Acquiror’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed), as are consistent with this Section 2.06 for the implementation of Cash Elections and Stock Elections as shall be necessary or desirable to effect such elections in accordance with the terms of this Agreement.

Section 2.07. Treatment of Company Options, Company Restricted Shares and Warrants.

(a) Effective as of the Effective Time, for each Cash Eligible Option that is outstanding and unexercised immediately prior to the Effective Time, if the holder of such Cash Eligible Option makes a proper Cash Election pursuant to Section 2.06 by the Election Time with respect to such Cash Eligible Option, which election has not been revoked pursuant to Section 2.06 (each such Cash Eligible Option, a “Cash Electing Option”):

(i) if the Aggregate Cash Election Amount exceeds the Secondary Available Cash Consideration, then, in each case, without interest:

(A) a number of shares of Company Common Stock (the “Net Settled Company Options”) equal to the Net Settlement Cash Amount, divided by (x) the Per Share Merger Consideration, minus (y) the per share exercise price of such Cash Electing Option, shall be deemed exercised as of immediately prior to the Closing (a “Deemed Partial Exercise”), and the holder of such Cash Electing Option shall be entitled to receive (1) a cash payment for such Net Settled Company Options in the amount of the Net Settlement Cash Amount and (2) the contingent right to receive the applicable Earnout Pro Rata Portion of Earnout Shares (which may be zero (0)) following the Closing in accordance with Section 2.08; and

(B) the Company Option for the Remaining Company Option Shares shall be assumed by PubCo and converted into (x) a stock option (a “Converted Option”) to acquire shares of PubCo Common Stock and (y) the contingent right to receive the applicable Earnout Pro Rata Portion of Earnout Shares (which may be zero (0)) following the Closing in accordance with Section 2.08 (the “Option Earnout Shares”). Each such Converted Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the Company Stock Plan, in any award agreement or in such Company Option by reason of this Agreement or the Transactions). As of the Effective Time, each such Converted Option as so assumed and converted shall be exercisable for that number of shares of PubCo Common Stock determined by multiplying the number of Remaining Company Option Shares subject to such Company Option following such Deemed Partial Exercise and immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Option immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded up to the nearest whole cent; provided that each Company Option (i) which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and (ii) shall be adjusted in a manner that complies with Section 409A of the Code;

(ii) if the Secondary Available Cash Consideration exceeds the Aggregate Cash Election Amount, then such Cash Electing Option shall be deemed exercised in full as of immediately prior to Closing, and such Cash Electing Option shall be cancelled and the holder of such Cash Electing Option shall be entitled to receive a cash payment in the amount of the Net Settlement Cash Amount;

provided, that each holder of a Cash Eligible Option may only make a Cash Election for up to the lower of (x) 20% of the number of their Cash Eligible Options and (y) Cash Eligible Shares plus Cash Eligible Options held by such holder having an aggregate value of $49,000,000. The aggregate Net Settlement Cash Amount allocated pursuant to this Section 2.07(a) is referred to herein as the “Optionholder Cash Consideration”. All payments of the Optionholder Cash Consideration shall be made through the Company’s payroll procedures, subject to Section 2.11.

(b) Effective as of the Effective Time, each Company Option that is not a Cash Electing Option, including each Cash Eligible Option for which a Stock Election is made pursuant to Section 2.06, and that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by PubCo and shall be converted into (i) a Converted Option to acquire shares of PubCo Common Stock and (ii) the contingent right to receive the Option Earnout Shares; provided that unvested Company Options shall be entitled to the Option Earnout Shares only to the extent the corresponding Converted Option is not forfeited prior to the issuance of the applicable Option Earnout Shares. Each such Converted Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the Company Stock Plan, in any award agreement or in such Company Option by reason of this Agreement or the Transactions). As of the Effective Time, each such Converted Option as so assumed and converted shall be exercisable for that number of shares of PubCo Common Stock determined by multiplying the number of shares of the Company Capital Stock subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Option immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded up to the nearest whole cent.

(c) As of the Effective Time, all Company Options shall no longer be outstanding and each holder of Company Options shall cease to have any rights with respect to such Company Options, except as set forth in this Section 2.07(c).

(d) Effective as of the Effective Time, each Company Restricted Share that is outstanding immediately prior to the Effective Time shall be converted into (i) an award with respect to a number of restricted shares of PubCo Common Stock, which shall continue to have, and shall be subject to, the same terms and conditions as applied to the award of such Company Restricted Share immediately prior to the Effective Time (but taking into account any changes thereto provided for in the Company Stock Plan, in any award agreement or in such Company Restricted Share by reason of this Agreement or the Transactions) (such award of restricted shares, “Exchanged Restricted Stock”) equal to (A) the number of Company Restricted Shares subject to such award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio and (ii) the contingent right to receive the applicable Earnout Pro Rata Portion of Earnout Shares (which may be zero (0)) following the Closing in accordance with Section 2.08, in each case, without interest (the “Restricted Stock Earnout Shares”); provided that any Company Restricted Share shall be entitled to the Restricted Stock Earnout Shares only to the extent the corresponding Exchanged Restricted Stock is not forfeited prior to the issuance of the applicable Restricted Stock Earnout Shares. As of the Effective Time, all Company Restricted Shares shall no longer be outstanding and each holder of Exchanged Restricted Stock shall cease to have any rights with respect to such Company Restricted Shares, except as set forth in this Section 2.07(d).

(e) Effective as of the Effective Time, each warrant to purchase shares of Company Capital Stock (each, a “Company Warrant”) that is issued and outstanding immediately prior to the Effective Time and not exercised or expired pursuant to its terms at or immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of PubCo, the Company or the holder of any such Company Warrant, shall be automatically cancelled and retired, shall cease to exist and shall be converted into:

(i) with respect to each Company Warrant set forth on Section 2.07(e)(i) of the Company Disclosure Schedule:(A) the number of shares of PubCo Common Stock such holder of such Company Warrant would receive if such Company Warrant were exercised immediately prior to the Closing (after giving effect to the Conversion), on a net exercise basis, and (B) the contingent right to receive the applicable Earnout Pro Rata Portion of Earnout Shares (which may be zero (0)) following the Closing in accordance with Section 2.08, in each case, without interest; and

(ii) with respect to each Company Warrant set forth on Section 2.07(e)(ii) of the Company Disclosure Schedule, (A) a warrant (a “PubCo Replacement Warrant”) to acquire shares of PubCo Common Stock in accordance with this Section 2.07(e)(ii) and (B) the contingent right to receive the applicable Earnout Pro Rata Portion of Earnout Shares (which may be zero (0)) following the Closing in accordance with Section 2.08, in each case, without interest. Each such PubCo Replacement Warrant as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to each Company Warrant immediately prior to the Effective Time. As of the Effective Time, each PubCo Replacement Warrant shall be for that number of shares of PubCo Common Stock determined by multiplying the number of shares of the Company Capital Stock subject to such Company Warrant immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Warrant immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded up to the nearest whole cent. As of the Effective Time, all Company Warrants shall no longer be outstanding and each holder of PubCo Replacement Warrants shall cease to have any rights with respect to such Company Warrant, except as set forth in this Section 2.07(e).

Section 2.08. Earnout. Subject to the terms of Annex I hereto, following the occurrence of an Earnout Milestone, PubCo will promptly issue the Earnout Shares to each Earnout Participant in accordance with such participant’s Earnout Pro Rata Portion. All Earnout Shares will be validly issued, fully paid and nonassessable and clear of all Liens other than any obligations under the PubCo Governing Documents or applicable Securities Law restrictions when issued. Notwithstanding the foregoing, the issuance of the Option Earnout Shares and the Restricted Stock Earnout Shares will be subject to any withholding required pursuant to applicable Law pursuant to Section 2.11. In addition, any Option Earnout Shares and Restricted Stock Earnout Shares payable to holders of unvested Converted Options or Exchanged Restricted Stock shall be subject to terms and conditions that are substantially similar to those that applied to the award of such Company Option or Company Restricted Share, as the case may be, immediately prior to the Effective Time (including vesting and forfeiture conditions, but taking into account any changes thereto provided for in the Company Stock Plan, in any award agreement or in such Company Option or Company Restricted Share by reason of this Agreement or the Transactions); provided, that the vesting schedule shall be converted to a quarterly vesting schedule rather than monthly.

Section 2.09. Consideration Calculation; Allocation Statement.

(a) No later than 12 p.m. Pacific Time on the third (3rd) Business Day immediately preceding the Closing Date:

(i) Acquiror shall provide to the Company its good faith calculation of Available PubCo Cash;

(ii) the Company shall provide to Acquiror a written report setting forth a list of the fees, expenses and disbursements incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement, the other Transaction Documents and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses will have been incurred and will be expected to remain unpaid as of immediately prior to the Closing (but calculated after giving effect to the consummation of the Closing), including: (i) the fees and disbursements of the financial advisors to the Company, including Citigroup Global Markets Inc.; (ii) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions, including Davis Polk & Wardwell LLP; and (iii) the fees and expenses of any other agents, advisors, accountants, auditors, tax advisors, consultants and experts employed by the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”); and

(iii) Acquiror shall provide to the Company a written report setting forth a list of (A) the fees, expenses and disbursements of Acquiror, Merger Sub or the Sponsor incurred by or on behalf of the Acquiror Parties in connection with Acquiror’s initial public offering (including any deferred underwriter fees), the preparation, negotiation and execution of this Agreement, the other Transaction Documents and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses will have been incurred and will be expected to remain unpaid as of immediately prior to the Closing (but calculated after giving effect to the consummation of the Closing), including: (i) the fees and disbursements of the financial advisors, brokers, finders or investment bankers to the Acquiror Parties, including Citigroup Global Markets Inc., J.P. Morgan Securities LLC, JMP Securities LLC, Oppenheimer & Co. Inc. and D.A. Davidson & Co.; (ii) the fees and disbursements of outside counsel to the Acquiror Parties incurred in connection with the Transactions, including Latham & Watkins LLP; and (iii) the fees and expenses of any other agents, advisors, accountants, auditors, tax advisors, consultants and experts employed by the Acquiror Parties in connection with the Transactions and (B) the amounts of any Indebtedness of any Acquiror Party that will remain unpaid as of the Closing (collectively, the “Outstanding Acquiror Expenses”) (it being understood that, for the avoidance of doubt, the Outstanding Acquiror Expenses shall not include any amount payable (x) to any Redeeming Shareholder in respect of a demand for redemption of Acquiror Class A Common Stock, (y) with respect to any Dissenting Shares or (z) pursuant to any indemnification and/or insurance policies for any former directors or officers of Acquiror or the Company, including any fees, expenses or premiums in connection therewith).

(b) No later than 12 p.m. Pacific Time on the second (2nd) Business Day immediately preceding the Closing Date, the Company shall deliver to Acquiror an allocation statement (the “Allocation Statement”) setting forth:

(i) the Company’s good faith calculation of Secondary Available Cash Consideration, the Company Stockholder Cash Consideration, the Company Stockholder Stock Consideration and the Optionholder Cash Consideration (including reasonable supporting detail thereof);

(ii) the Company’s good faith determination of the amount of Available PubCo Cash to transfer by wire transfer of immediately available funds to the Company as primary capital (the “Primary Capital Wire Amount”) (such amount not to exceed Available PubCo Cash minus the Company Stockholder Cash Consideration minus the Optionholder Cash Consideration minus the Closing Payments) and applicable wire transfer instructions; and

(iii) with respect to each Company Stockholder and each Earnout Participant, (A) the name and mailing address and, if available, e-mail address, of each such Person as set forth in the Company’s records; (B) the aggregate amount of Company Stockholder Cash Consideration and Company Stockholder Stock Consideration payable or issuable to such Person; and (C) such Person’s Earnout Pro Rata Portion.

Acquiror and the Company will each provide the other Party and such Party’s accountants and other Representatives with a reasonable opportunity to review all amounts and information provided under this Section 2.09 and shall consider in good faith the reasonable comments thereto (or to any component thereof). Notwithstanding anything to the contrary in this Agreement, the Parties shall be entitled to rely on, without any obligation to investigate or verify the accuracy or correctness thereof, the Allocation Statement (including all determinations therein), and no Company Stockholder shall be entitled to any amount in excess of the amounts to be paid to such holder in accordance with this Agreement and the Allocation Statement.

Section 2.10. Payments; Exchange Agent; Letters of Transmittal

(a) Immediately prior to or at the Effective Time:

(i) Acquiror shall deposit, or cause to be deposited, with an exchange agent (the “Exchange Agent”) as mutually agreed by Acquiror and the Company pursuant to an exchange agreement mutually agreed by Acquiror, the Company and the Exchange Agent: (A) evidence of shares of PubCo Common Stock sufficient to deliver the Company Stockholder Stock Consideration and (B) cash in an amount sufficient to pay the Company Stockholder Cash Consideration and the Optionholder Cash Consideration (collectively, the “Funding Amount”);

(ii) Acquiror shall deposit, or cause to be deposited, with the Company, the Primary Capital Wire Amount; and

(iii) Acquiror shall make all Closing Payments.

(b) Concurrently with the distribution of the notice contemplated by Section 5.02, Acquiror shall or shall cause the Exchange Agent to distribute a letter of transmittal (the “Letter of Transmittal”) to each Company Stockholder at the address of such Company Stockholder provided by the Company, which shall (i) have customary representations and warranties as to title, authorization, execution and delivery; and (ii) include the Form of Election (if applicable), and which letter shall be in customary form and have such other provisions and enclosures as the Company and Acquiror may mutually agree. Acquiror or the Exchange Agent, as applicable, will share any delivered Letters of Transmittal with the Company as promptly as reasonably practicable.

(c) No Company Stockholder shall be entitled to receive any portion of the Company Stockholder Consideration unless such holder has delivered a validly completed Letter of Transmittal. With respect to any Company Stockholder that delivers a Letter of Transmittal to Acquiror at or prior to the Effective Time, Acquiror shall instruct the Exchange Agent to pay such Company Stockholder the portion of the Company Stockholder Consideration to which such Company Stockholder is entitled at or promptly after the Closing. From and after the Effective Time, all Company Stockholders shall cease to have any rights other than the right to receive the portion of the Company Stockholder Consideration to which such Company Stockholder is entitled upon the delivery of a Letter of Transmittal, without interest.

(d) From and after the Effective Time, there shall be no further registration of transfers of Company Capital Stock on the transfer books of the Surviving Corporation. If, after the Effective Time, validly completed Letters of Transmittal with respect to Company Capital Stock are presented to PubCo, the Surviving Corporation or the Exchange Agent, they shall be exchanged for the Company Stockholder Consideration provided for and in accordance with the procedures set forth in this Article 2 (for the avoidance of doubt, all such shares of Company Capital Stock shall be deemed to be Stock Electing Shares), without interest. Promptly following the earlier of (i) the date on which the entire Funding Amount has been disbursed and (ii) the date which is six (6) months after the Effective Time, PubCo shall instruct the Exchange Agent to deliver to PubCo any remaining portion of the Funding Amount, any Letters of Transmittal, and the other documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Thereafter, each Company Stockholder may look only to PubCo (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for the Company Stockholder Consideration that such Company Stockholder may have the right to receive pursuant to this Article 2 without any interest thereon. PubCo shall not be liable to any Company Stockholder for any amounts paid to any Governmental Authority pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by Company Stockholders two years after the Effective Time (or such earlier date, immediately before such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of PubCo free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.11. Withholding; Wage Payments. Each of the Company, the Acquiror Parties and each of their respective Affiliates and the Exchange Agent (and agents acting on their behalf) shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Person is required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided that with respect to any deduction or withholding made by or at the direction of Acquiror from amounts deliverable to holders of equity interests in the Company, Acquiror shall (i) use commercially reasonable efforts to give the Company at least five Business Days’ prior written notice of any anticipated deduction or withholding (together with any legal basis therefor); and (ii) reasonably cooperate to allow the Company an opportunity to provide any forms or other documentation from the applicable equity holders or take such other steps in order to avoid such deduction or withholding and shall reasonably consult and cooperate with the Company in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 2.11. The notice and cooperation requirements in the immediately preceding sentence shall not apply in connection with payments properly treated as compensation for applicable Tax purposes, or in connection with withholding arising as a result of a failure to provide the certification described in Section 7.06(d) or from a failure to provide Tax forms or information requested in an applicable letter of transmittal. To the extent that the Company, any Acquiror Party or any of their respective Affiliates or the Exchange Agent (or agents acting on their behalf) withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to the person in respect of which such deduction or withholding was made for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the Parties shall cooperate to promptly pay such amounts through the payroll of the Surviving Corporation (or other applicable affiliate) to facilitate applicable withholding.

Section 2.12. No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of PubCo Common Stock shall be issued in the Transactions. All shares of PubCo Common Stock that a Person is entitled to receive under this Agreement shall be rounded up or down, as applicable, to the nearest whole number.

Section 2.13. Lost Certificates. In the event any Company Stock Certificate has been lost, stolen or destroyed, upon the delivery of a duly completely and validly executed Letter of Transmittal with respect to the shares formerly represented by such Company Stock Certificate, the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Acquiror or the Exchange Agent, the provision by such Person of a customary indemnity against any claim that may be made against Acquiror or the Exchange Agent with respect to such Company Stock Certificate, Acquiror or the Exchange Agent shall issue or pay in exchange for such lost, stolen or destroyed Company Stock Certificate the Company Stockholder Consideration issuable or payable in respect thereof.

Section 2.14. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock outstanding immediately prior to the Effective Time and owned by a holder who is entitled to demand and has properly demanded appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Company Stockholder Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist, and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into the right to receive the Company Stockholder Consideration (as if such share was subject to a Stock Election) upon the terms and conditions set forth in this Agreement. The Company shall give Acquiror prompt notice of any demands received by the Company for appraisal of shares of Company Capital Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares.

Article 3
Representations And Warranties of the Company

Subject to Section 10.14, except as set forth in the Company Disclosure Schedule, the Company represents and warrants to the Acquiror Parties as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date), as follows:

Section 3.01. Corporate Organization.

(a) The Company has been duly incorporated, is validly existing and is in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Each of the Company Certificate of Incorporation and Company Bylaws previously made available by the Company to Acquiror is a true, correct and complete copy.

(b) The Company is licensed or duly qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.02. Subsidiaries.

(a) Each Subsidiary of the Company:

(i) has been duly organized and is validly existing under the laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted; and

(ii) is in good standing under the laws of its jurisdiction of organization (where applicable), is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except, in the case of clause (ii), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien, and there are no issued, reserved for issuance or outstanding Derivative Securities of a Subsidiary of the Company (collectively, “Company Subsidiary Securities”). There are no outstanding obligations of any member of the Company Group to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 3.03. Due Authorization.

(a) The execution, delivery and performance by the Company of the Transaction Documents to which the Company is a party and the consummation by the Company of the Transactions are within the Company’s corporate powers and, except for the Company Stockholder Approval and the approvals described in Section 3.05, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative votes of: (i) holders of a Preferred Majority (as defined in the Company Certificate of Incorporation), voting as a separate class, (ii) holders of at least a majority of the voting power of the outstanding shares of Company Capital Stock (on an as converted basis), voting together as a single class and (iii) holders of a majority of the Company Common Stock, voting as a separate class, are the only votes of the holders of the Company Capital Stock necessary to adopt and approve this Agreement and to consummate the Transactions (the “Company Stockholder Approval”).

(b) At a meeting duly called and held, the Company Board (i) unanimously determined that this Agreement, the other Transaction Documents to which the Company is a party and the Transactions are fair to and in the best interests of the Company’s stockholders; (ii) unanimously approved, adopted and declared advisable this Agreement, the other Transaction Documents to which the Company is a party and the Transactions; and (iii) unanimously resolved, pursuant to Section 5.02, to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

(c) This Agreement and the other Transaction Documents to which the Company is a party have been duly authorized, and have been or will be, duly and validly executed and delivered by the Company, as applicable, and, assuming due authorization and execution by each other party hereto and thereto, constitute, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (such exceptions, the “Enforceability Exceptions”).

Section 3.04. No Conflict. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Company Certificate of Incorporation, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company, or any of their respective properties or assets, (c) assuming compliance with the matters referred to in Section 3.03 and Section 3.05, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any member of the Company Group is entitled under any provision of any agreement or other instrument binding upon it or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company, except, in the case of clauses (b), (c) or (d) above, except as would not, individually or in the aggregate, (i) reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or (ii) materially adversely affect the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions.

Section 3.05. Governmental Authorization. Assuming the accuracy of the representations and warranties of the Acquiror Parties contained in this Agreement, the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than for (a) compliance with any applicable requirements of the HSR Act and any other Antitrust Law, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable Securities Laws, including the filing and effectiveness of the Registration Statement, and (c) any actions or filings the absence of which would not, individually or in the aggregate, (i) reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or (ii) materially adversely effect the Company’s ability to perform or comply with on a timely basis any material obligation under this Agreement or the Transaction Documents or to consummate the Transactions.

Section 3.06. Insurance Statements. Each statement, together with all exhibits and schedules thereto, and all actuarial opinions, affirmations and certifications required in connection therewith, and all required supplemental materials, filed on behalf of the Company Group with any Insurance Regulator since January 1, 2018 (the “Statutory Statements”) was prepared in conformity with the statutory accounting practices and procedures prescribed by the Insurance Regulator of the applicable state of domicile and applied on a consistent basis. Since January 1, 2018, no material deficiency in respect of the Statutory Statements has been asserted by a Governmental Authority. True, complete and correct copies of all financial examination reports of Insurance Regulators issued since January 1, 2018 related to the Company Group (excluding routine statistical data reports filed with Insurance Regulators in the ordinary course of business) have been provided to Acquiror, and no material deficiencies or violations have been noted in such reports.

Section 3.07. Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of: (i) 54,000,000 shares of Company Common Stock; and (ii) 36,004,015 shares of preferred stock, $0.0001 per share (the “Company Preferred Stock”), of which (A) 7,295,759 shares are designated as Series A Preferred Stock (the “Series A Preferred”); (B) 12,975,006 shares are designated as Series A-1 Preferred Stock (the “Series A-1 Preferred”); (C) 2,335,837 shares are designated as Series A-2 Preferred Stock (the “Series A-2 Preferred”); (D) 2,642,036 shares are designated as Series B Preferred Stock (the “Series B Preferred”); and (E) 10,755,377 shares are designated as Series C Preferred Stock (the “Series C Preferred”).

(b) As of the date hereof, there were: (i) 10,879,764 shares of Company Common Stock issued and outstanding, of which 268,402 shares represent Company Restricted Shares; (ii) 7,295,759 shares of Series A Preferred issued and outstanding; (iii) 8,159,208 shares Series A-1 Preferred issued and outstanding; (iv) 2,335,837 shares of Series A-2 Preferred issued and outstanding; (v) 2,642,036 shares Series B Preferred issued and outstanding; and (vi) 10,119,484 shares of Series C Preferred issued and outstanding. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(c) Section 3.07(c) of the Company Disclosure Schedule sets forth, as of such date, for each outstanding Company Option, the name of the holder of such option, the number of shares of Company Common Stock issuable upon the exercise of such option, the exercise price of such option, the date of grant of such option, the expiration date of such option, the vesting schedule for such option and whether such option is a nonstatutory option or qualifies as an “incentive stock” option as defined in Section 422 of the Code.

(d) Section 3.07(d) of the Company Disclosure Schedule sets forth, as of such date, for each outstanding Company Restricted Share, the name of the holder of such Company Restricted Share, the number of Company Restricted Shares, the date of grant of such Company Restricted Shares, and the vesting schedule for such Company Restricted Share.

(e) Section 3.07(e) of the Company Disclosure Schedule sets forth a complete and correct list of each Company Warrant.

(f) As of the date hereof there are no issued, reserved for issuance or outstanding Derivative Securities of the Company, except for (x) the Company Options, (y) the Company Preferred Stock and (z) the Company Warrants. There are no shareholders agreements, voting trusts, registration rights agreements or other similar Contracts to which any member of the Company Group is a party other than the Support Agreements, Company Voting Agreement, Company ROFR and Co-Sale Agreement and the Company Investor Rights Agreement.

Section 3.08. Financial Statements.

(a) Attached as Section 3.08 of the Company Disclosure Schedule are true and accurate copies of audited consolidated financial statements of the Company Group as of and for the years ended December 31, 2018 and 2019 and the unaudited consolidated financial statements of the Company Group as of and for the year ended December 31, 2020 (the “Company Financial Statements”). The Company Financial Statements fairly present, in all material respects, the consolidated financial position, results of operations and comprehensive income of the Company Group as of the dates and for the periods indicated in such Company Financial Statements in conformity with GAAP (subject to, in the case of the unaudited consolidated financial statements of the Company Group as of and for the year ended December 31, 2020, customary audit adjustments and the absence of footnotes thereto), and were derived from, and accurately reflect in all material respects, the books and records of the Company Group.

(b) Neither the Company (including any employee thereof) nor any of the Company Group’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company Group, (ii) any fraud, whether or not material, that involves the Company Group’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company Group or (iii) any claim or allegation regarding any of the foregoing. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.09. Absence of Changes.

(a) Since December 31, 2020, there has not been any change, development, condition, occurrence, event or effect that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect.

(b) Except in connection with the Transactions, from December 31, 2020 through and including the date of this Agreement, the Company has in all material respects, conducted its business and operated its properties in the ordinary course of business (including, for the avoidance of doubt, any COVID-19 Actions).

Section 3.10. No Undisclosed Material Liabilities. There is no liability, debt or obligation against the Company Group that would be required to be set forth or reserved for on a balance sheet of the Company prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities or obligations (a) reflected or reserved for on the Company Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Company Financial Statements in the ordinary course of business, (c) disclosed in the Company Disclosure Schedule, (d) arising under or related to this Agreement and/or the performance by the Company of its obligations hereunder (including, for the avoidance of doubt, any Outstanding Company Expenses), or (e) that would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole.

Section 3.11. Litigation and Proceedings. There are no pending or, to the knowledge of the Company, threatened, Actions or investigations against any member of the Company Group that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company Group nor any property, asset or business of the Company Group is subject to any Governmental Order or, to the knowledge of the Company, any continuing investigation by any Governmental Authority, in each case that, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon the Company Group which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement.

Section 3.12. Compliance with Laws; Permits.

(a) Except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.15), and (ii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (A) each member of the Company Group is, and since January 1, 2018 has been, in compliance with all applicable Laws; and (B) no member of the Company Group has received any written notice from any Governmental Authority of a violation of any applicable Law by the Company at any time since January 1, 2018.

(b) Since January 1, 2016, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there has been no action taken by the Company Group or, to the knowledge of the Company, any officer, director, manager, employee or agent of the Company Group, in each case, acting on behalf of the Company Group, in violation of any applicable Anti-Corruption Law, (ii) no member of the Company Group has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) no member of the Company Group has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) no member of the Company Group has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c) Each of the Company and its Subsidiaries has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to (i) such ownership, lease, operation or conduct or (ii) the Company Group, taken as a whole. Except as would not, individually or in the aggregate, be expected to be material to the Company Group, taken as a whole, (A) each Material Permit is in full force and effect in accordance with its terms, (B) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or its Subsidiaries, (C) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (D) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit, and (E) each of the Company and its Subsidiaries is in compliance with all Material Permits applicable to the Company or its Subsidiaries.

Section 3.13. Contracts; No Defaults.

(a) Section 3.13(a) of the Company Disclosure Schedule contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (ix) below to which, as of the date of this Agreement, any member of the Company Group is a party or by which any of their assets are bound (together with all material amendments, waivers or other changes thereto) (collectively, the “Material Contracts”):

(i) involving receipts to the Company or obligations of the Company in excess of $500,000 (contingent or otherwise) for the year-ended December 31, 2020;

(ii) between the Company and any Affiliate of the Company (a “Company Affiliate Agreement”);

(iii) involving any loans or advances by the Company to any officer or director which are outstanding as of the Closing other than ordinary advances for travel expenses;

(iv) any Contract under which the Company or its Subsidiaries has (A) created, incurred, assumed or guaranteed Indebtedness, in each case, in an amount in excess of $500,000 of committed credit, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business), in each case, in an amount in excess of $500,000 of committed credit;

(v) (A) each employment or consulting Contract (excluding customary form offer letters entered into in the ordinary course of business) with any employee or other individual service provider of the Company or its Subsidiaries that provides for annual base cash salary in excess of $350,000 or (B) any severance, retention, change in control or similar agreement with any current or former employee, director or other individual service provider with any outstanding actual or potential liability;

(vi) each collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council;

(vii) any Contract pursuant to which the Company or its Subsidiaries licenses from a third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than (A) click-wrap, shrink-wrap and off-the-shelf software licenses and (B) any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $200,000 per year;

(viii) each Contract entered into in connection with a completed material acquisition by the Company or its Subsidiaries of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(ix) that materially restrict or affect the development or sale of the Company’s products or services; or

(x) any joint venture Contract, partnership agreement or similar Contract that is material to the business of the Company.

(b) True, correct and complete copies of the Material Contracts have been delivered to or made available to Acquiror or its Representatives. Except for any Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) such Material Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company to the extent a party thereto in accordance with their terms, subject to the Enforceability Exceptions, (ii) none of the Company or, to the knowledge of the Company, any other party thereto is in breach of or default (or would be in breach, violation or default but for the existence of a cure period) under any Material Contract, (iii) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Material Contract by the Company or its Subsidiaries or to the knowledge of the Company any other party thereto (in each case, with or without notice or lapse of time or both), and (iv) during the last 12 months, neither the Company nor its Subsidiaries has received written notice from any other party to any such Material Contract that such party intends to terminate or not renew any such Material Contract.

Section 3.14. Real Property; Assets.

(a)  No member of the Company Group owns any real property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Group has good and valid title to, or valid leasehold interests in, all property and assets reflected on the most recent balance sheet of the Company included in the Company Financial Statements, or acquired after such date, except as have been disposed of since such date in the ordinary course of business, in each case, free and clear of all Liens except for Permitted Liens.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which any member of the Company Group leases, subleases or licenses any real property (each, a “Leased Property”) is valid, binding enforceable in accordance with their respective terms and in full force and effect; (ii) no member of the Company Group, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and no member of the Company Group has received notice that it has breached, violated or defaulted under any Lease; and (iii) no member of the Company Group has assigned, transferred, conveyed, mortgaged, deeded in trust, leased, subleased, licensed or otherwise granted anyone any interest in, or the right to use or occupy, any Leased Property or any portion thereof.

Section 3.15. Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each member of the Company Group:

(a) is in compliance with all Environmental Laws and not subject to, and has not received, any Governmental Order relating to any non-compliance with Environmental Laws by the Company or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; and

(b) has all environmental permits necessary for its operations to comply with all Environmental Laws and is in compliance with the terms of such permits.

Section 3.16. Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a list of all material registrations and material applications for registration included in the Company Intellectual Property.

(b) Except as set forth on Section 3.16(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company Group owns their right, title and interest in and to the Company Intellectual Property free and clear of all Liens (except Permitted Liens), (ii) each member of the Company Group owns or has a right to use all Intellectual Property necessary for the conduct of its respective businesses as currently conducted, (iii) no Actions are pending against any member of the Company Group by any third party claiming infringement of Intellectual Property owned by such third party by any member of the Company Group or by the conduct of any member of the Company Group’s respective business and (iv) to the knowledge of the Company, (A) no third party is currently infringing any Company Intellectual Property and (B) the Company Group is not currently infringing any Intellectual Property owned by a third party.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company Group has taken commercially reasonable measures to implement IT Systems that provide for system redundancy and back-up of data and information to avoid disruption or interruption to the business of any member of the Company Group, (ii) commercially reasonable security and confidentiality arrangements are in force in relation to the Company Group’s IT Systems and there is in place a commercially reasonable disaster recovery plan designed to enable the Company Group to continue to conduct their business if there were significant interruption of or damage to or destruction of some or all of the Company Group’s IT Systems, and (iii) in the last twenty four (24) months there has not been any breakdown, malfunction, error, defect or failure in the Company Group’s IT Systems or destruction or loss of any data, any virus or bug affecting the Company Group’s IT Systems.

Section 3.17. Data Privacy and Security

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company Group and, to the knowledge of the Company, all vendors, processors or other third parties Processing Personal Data for or on behalf of the Company Group, have complied with (i) the Company Group’s applicable privacy policies, Contracts and terms of use and (ii) all Privacy Laws (together, the “Privacy Commitments”).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company Group has, and has required all other entities that Process any Personal Data for or on their behalf or with whom the Company Group otherwise shares Personal Data to have, implemented commercially reasonable administrative, physical and technical safeguards to (i) protect and maintain the confidentiality, integrity and security of Personal Data against any accidental or unauthorized control, use, access, disclosure, interruption, modification, destruction, compromise or corruption (a “Security Incident”), and (ii) provide notification to the Company Group in the case of a Security Incident.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) none of the Company Group has experienced, been notified of or sent any notification to any Person of any Security Incident involving Personal Data, and (ii) the Company Group has not received any written notice of any claims, investigations (including investigations by a Governmental Authority), audits, inquiries or alleged violations of Privacy Laws with respect to Personal Data Processed by the Company Group.

Section 3.18. Company Benefit Plans.

(a) Section 3.18(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each Company Benefit Plan. “Company Benefit Plan” means any material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each equity or equity-based incentive, retirement, profit sharing, termination, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability or material fringe benefit plan, program Contract or other obligation, whether or not in writing and whether or not subject to ERISA, that is maintained, sponsored or contributed to (or required to be contributed to) by any member of the Company Group for the benefit of its current and former employees or under which any member of the Company Group has any material liability (contingent or otherwise).

(b) The Company has made available to Acquiror copies of, as applicable, (i) each Company Benefit Plan and all amendments thereto or, if such Company Benefit Plan is unwritten, an accurate summary of the material terms thereof, (ii) a current summary plan description and all summaries of material modification thereto, if any, (iii) the most recent Internal Revenue Service determination letter, (iv) each trust, insurance, annuity or other funding Contract related thereto (if any), and (v) all material correspondence to or from any Governmental Authority received in the last three years with respect to any such Company Benefit Plan.

(c) Each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code, and all contributions required to be made under the terms of any Company Benefit Plan have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements in accordance with GAAP. Each of the Company Group members are in compliance in all material respects with ERISA, the Code and all other Laws applicable to Company Benefit Plans.

(d) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such Company Benefit Plan.

(e) Neither the Company nor any of its ERISA Affiliates has in the past six years sponsored, maintained, contributed to or has in the last six years been required to contribute to, at any point during the six (6) year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other defined pension plans, in each case, that is subject to Title IV of ERISA or Section 412 of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code. Neither the Company nor any of its Subsidiaries maintains, contributes to or is required to contribute to or has any material liability to any plan or arrangement which provides retiree health, medical, life or other welfare benefits, except pursuant to the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code. Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole, none of the Company Benefit Plans is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or a “multiple employer plan” (as defined in Section 413(c) of the Code).

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to the Company Benefit Plans, there are no (i) administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened and (ii) to the knowledge the Company, threatened claims against any Company Benefit Plan or against the Company or any of its Subsidiaries involving any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan (other than routine claims for benefits).

(g) Except as set forth in Section 3.18(g) of the Company Disclosure Schedule, the consummation of the Transactions, alone or together with any other event, will not (i) result in any payment or benefit becoming due or payable, to any current or former employee, director, independent contractor or consultant, (ii) result in the acceleration of the time of payment, vesting or funding or increase the amount of any such benefit or compensation, (iii) trigger any payment or funding (through a grantor trust or otherwise) of any material compensation or benefits or (iv) trigger any other material obligation, benefit (including loan forgiveness), requirement or limit the ability of the Company to terminate any Company Benefit Plan.

(h) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer, director or other service provider of the Company Group who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions.

(i) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan and any award thereunder that constitutes non-qualified deferred compensation under Section 409A of the Code has been operated and documented in all material respects in compliance with Section 409A of the Code. No director, officer, employee or service provider of any member of the Company Group is entitled to a gross-up, make-whole, reimbursement or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code.

Section 3.19. Labor Matters.

(a) (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company or any of its Subsidiaries, (ii) no labor union or organization, works council or group of employees of the Company Group has made a pending written demand for recognition or certification, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no (i) existing or, to the knowledge of the Company, threatened strikes or lockouts with respect to any employees of, or individuals who provide services primarily with respect to, any member of the Company Group, (ii) unfair labor practice, labor dispute (other than, in each case, routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened with respect to employees of any member of the Company Group and (iii) slowdown or work stoppage in effect or, to the knowledge of the Company, threatened with respect to employees or other individual service providers of any member of the Company Group.

(c) Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries is in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, nondiscrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non- exempt employees, and unemployment insurance. Neither the Company nor any of its Subsidiaries has any material liabilities under the Worker Adjustment and Retraining Notification Act of 1998 as a result of any action taken in the past year.

(d) Since January 1, 2018: (i) to the knowledge of the Company, no material allegations of discrimination, harassment (including sexual harassment), or retaliation have been made against any current or former officer, director, or executive of the Company or its Subsidiaries in connection with such individual’s employment or service with the Company; and (ii) neither the Company nor any of its Subsidiaries have been involved in any material proceedings, or entered into any material settlement agreements, related to allegations of discrimination, harassment (including sexual harassment), retaliation, or misconduct by any current or former officer or director of the Company.

Section 3.20. Taxes.

(a) All material Tax Returns required by Law to be filed by or on behalf of any member of the Company Group have been duly and timely filed (taking into account any applicable extensions) and all such Tax Returns are true, complete and accurate in all material respects.

(b) All material Taxes (whether or not shown on any Tax Returns) due and owing by any member of the Company Group have been timely paid. Since the date of the latest Company Financial Statements, no member of the Company Group has incurred any material liability for Taxes outside the ordinary course of business (other than in connection with the transactions contemplated by this Agreement).

(c) Each member of the Company Group has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d) No member of the Company Group is currently engaged in any audit, examination, administrative or judicial proceeding with any Governmental Authority with respect to material Taxes. No member of the Company Group has received any written notice from any Governmental Authority of a claim, assessment or proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved.

(e) No written claim has been made by any Governmental Authority in a jurisdiction in which any member of the Company Group does not file a Tax Return that such entity is or may be subject to material Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

(f) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, a material amount of Taxes of any member of the Company Group (other than ordinary course extensions of time to file Tax Returns), and no written request for any such waiver or extension is currently pending.

(g) No member of the Company Group, and no predecessor thereof, has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(h) No member of the Company Group has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) Except with respect to deferred revenue or prepaid subscription revenues collected by the Company Group in the ordinary course of business, the Company Group will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing or any use of an improper method of accounting in a period prior to the Closing; (ii) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issued or executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received or deferred revenue accrued prior to the Closing; or (v) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) that existed prior to the Closing. No member of the Company Group has any liability in connection with Sections 951, 951A or 965 of the Code.

(j) There are no Liens with respect to Taxes on any of the assets of any member of the Company Group, other than Permitted Liens described in clause (iii) of the definition of such term.

(k) No member of the Company Group has any material liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) or (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise (except, in each case, for liabilities pursuant to commercial contracts entered into in the ordinary course of business the primary purpose of which are not Taxes).

(l) No member of the Company Group is a party to or bound by, nor does it have any material obligation to, any Governmental Authority or other Person under any material Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(m) Each member of the Company Group is not, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(n) No member of the Company Group has, within the last three years, owned an interest in an entity organized in a jurisdiction outside the United States.

(o) To the knowledge of the Company Group, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(p) Each member of the Company Group has complied in all material respects with Laws relating to escheat and unclaimed property.

Section 3.21. Brokers’ Fees. Except as described on Section 3.21 of the Company Disclosure Schedule (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company.

Section 3.22. Registration Statement. None of the information relating to the Company supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 3.22, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

Section 3.23. Customers and Suppliers. Section 3.23 of the Company Disclosure Schedule sets forth a complete and accurate list of (a) the ten (10) largest customers of the Company and its Subsidiaries, based on the total dollar amount of revenue with respect to such customers, for the fiscal year ended December 31, 2020 and (b) the ten (10) largest suppliers of the Company and its Subsidiaries, based on dollar amount of expenditures with such suppliers for the fiscal year ended December 31, 2020. None of the customers or suppliers listed in Section 3.23 of the Company Disclosure Schedule has notified the Company or any of the Company’s Subsidiaries in writing, or to the Company’s knowledge, verbally (i) that it will materially and adversely reduce its annual level of business or materially and adversely change the terms on which it does business with the Company or any of the Company’s Subsidiaries or (ii) initiated or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 3.24. Independent Investigation; No Additional Representations and Warranties. The Company acknowledges and agrees:

(a) the Company and its Affiliates and their respective Representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Acquiror Parties, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Acquiror Parties for such purpose;

(b) the Company is relying only on that independent investigation and the express representations and warranties set forth in Article 4 (including the related portions of the Acquiror Disclosure Schedule), and not on any other representation or statement made by the Acquiror Parties nor any of their Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or Representatives, and that none of such Persons is making or has made any representation or warranty whatsoever, express or implied, other than those expressly given by the Acquiror Parties in Article 4, including without limitation any other implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Acquiror Parties; and

(c) the Acquiror Parties make no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Acquiror Parties or the future business, operations or affairs of the Acquiror Parties heretofore or hereafter delivered to or made available to the Company or its respective Representatives or Affiliates.

Article 4
Representations And Warranties of the Acquiror Parties

Subject to Section 10.14, except as set forth (x) in the Acquiror Disclosure Schedule or (y) any publicly available Acquiror SEC Document, the Acquiror Parties represent and warrant to the Company as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date), as follows:

Section 4.01. Corporate Organization.

(a) Acquiror has been duly organized and is validly existing as a Delaware corporation and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Acquiror Organizational Documents previously made available by Acquiror to the Company are a true, correct and complete copies and are in effect as of the date of this Agreement. Acquiror is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the Acquiror Organizational Documents.

(b) Acquiror is licensed or duly qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.02. Merger Sub.

(a) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

(b) Merger Sub was formed for the sole purpose of entering into this Agreement and consummating the Transactions and, from the time of its formation, has taken no action and engaged in no business activities, in each case, other than actions incidental to entering into this Agreement and consummating the Transactions.

(c) All of the outstanding capital stock or other voting securities of, or ownership interests in, Merger Sub is directly owned by Acquiror, free and clear of any Lien, and there are no issued, reserved for issuance or outstanding Derivative Securities of Merger Sub.

(d) Other than Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person. Merger Sub has no Subsidiaries or any equity or other interests in any other Person.

Section 4.03. Due Authorization.

(a) The execution, delivery and performance by the Acquiror Parties of the Transaction Documents to which they are parties and the consummation by the Acquiror Parties of the Transactions are within the Acquiror Parties’ corporate powers and, except for the Acquiror Shareholder Approval and the approvals described in Section 4.05, have been duly authorized by all necessary corporate action on the part of the Acquiror Parties. The affirmative vote of the holders of a majority of the shares of Acquiror Common Stock outstanding and entitled to vote thereon with respect to each Proposal (or such lesser standard as may be applicable to a specific Proposal), in person or represented by proxy and entitled to vote thereon, is the only vote of the holders of Acquirors’ capital stock necessary to adopt and approve this Agreement and to consummate the Transactions (the “Acquiror Shareholder Approval”). The Sponsor holds sufficient Acquiror Class B Common Stock and has the necessary authority to waive application of the Acquiror Anti-Dilution Provisions in the manner and on the terms contemplated by the Sponsor Agreement (and without the need for the consent or waiver of any other Person to be solicited or obtained).

(b) At a meeting duly called and held, the Acquiror Board (i) unanimously determined that this Agreement, the other Transaction Documents to which the Acquiror Parties are parties and the Transactions are fair to and in the best interests of Acquirors’ shareholders; (ii) unanimously approved, adopted and declared advisable this Agreement, the other Transaction Documents to which the Acquiror Parties are parties and the Transactions; (iii) unanimously resolved to recommend approval and adoption of this Agreement by its shareholders (such recommendation, the “Acquiror Board Recommendation”); (iv) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned); and (v) approved the Transactions as a Business Combination.

Section 4.04. No Conflict. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Acquiror Parties are parties by each of the Acquiror Parties and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Acquiror Organizational Documents or the certificate of incorporation or bylaws of Merger Sub, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Acquiror Parties or any of their respective properties or assets, (c) assuming compliance with the matters referred to in Section 4.03 and Section 4.05, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any of the Acquiror Parties is entitled under any provision of any agreement or other instrument binding upon it or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Acquiror Parties, except, in the case of clauses (b), (c) or (d) above, as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.05. Governmental Authorization. Assuming the accuracy of the representations and warranties of the Company contained in this Agreement, the execution, delivery and performance by the Acquiror Parties of this Agreement and the other Transaction Documents to which the Acquiror Parties are parties, the consummation by the Acquiror Parties of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than for (a) compliance with any applicable requirements of the HSR Act and any other Antitrust Law, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable Securities Laws, including the filing and effectiveness of the Registration Statement as of the Effective Time, and (c) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.06. Capitalization.

(a) As of the date hereof, the authorized capital stock of Acquiror consists of 451,000,000 shares, consisting of (i) 450,000,000 shares of common stock, including (A) 400,000,000 shares of Acquiror Class A Common Stock and (B) 50,000,000 shares of Acquiror Class B Common Stock, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share. Each Acquiror Warrant entitles the holder thereof to purchase one share of Acquiror Class A Common stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable Acquiror warrant agreement.

(b) As of the date hereof, there were: (i) no preferred shares of Acquiror issued or outstanding; (ii) 34,500,000 shares of Acquiror Class A Common Stock issued and outstanding; and (iii) 8,625,000 shares of Acquiror Class B Common Stock issued and outstanding. All of the issued and outstanding Acquiror Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(c) As of the date hereof there are no issued, reserved for issuance or outstanding Derivative Securities of Acquiror, except for the Acquiror Warrants. As of the date hereof, Acquiror has issued 17,333,333 Acquiror Warrants, of which 5,833,333 are held by the Sponsor.

(d) There are no shareholders agreements, voting trusts, registration rights agreements or other similar Contracts to which the Acquiror Parties are parties other than this Agreement, the Sponsor Agreement and the Registration Rights Agreement restricting or otherwise relating to the voting, dividend rights or disposition of the Acquiror Class A Common Stock.

(e) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, of which 100 shares are issued and outstanding and beneficially held (and held of record) solely by Acquiror.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act.

(a) Acquiror has filed with or furnished to the SEC, and made available to the Company if not publicly available through EDGAR, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Acquiror since December 1, 2020 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Acquiror SEC Documents”).

(b) As of its filing date (and as of the date of any amendment), each Acquiror SEC Document complied, and each Acquiror SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Acquiror SEC Document filed pursuant to the Exchange Act did not, and each Acquiror SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) Each Acquiror SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Acquiror and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. The management of Acquiror has, in material compliance with Rule 13a-15 under the Exchange Act, (i) designed disclosure controls and procedures to ensure that material information relating to Acquiror, is made known to the management of Acquiror by others within those entities, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to Acquiror’s auditors and the audit committee of the Acquiror Board (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect Acquiror’s ability to record, process, summarize and report financial data and have identified for Acquiror’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Acquiror’s Internal Controls.

(f) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Documents. None of the Acquiror SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(g) Since December 1, 2020, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NYSE.

Section 4.08. Acquiror Financial Statements.

(a) The audited condensed financial statements and unaudited condensed interim financial statements of Acquiror included or incorporated by reference in the Acquiror SEC Documents (collectively, the “Acquiror Financial Statements”) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of Acquiror as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements).

(b) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 4.09. Intentionally Omitted.

Section 4.10. No Undisclosed Material Liabilities. There is no liability, debt or obligation against Acquiror that would be required to be set forth or reserved for on a consolidated balance sheet (and the notes thereto) of Acquiror prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities or obligations (a) reflected or reserved for on the Acquiror Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror Financial Statements in the ordinary course of business, (c) disclosed in the Acquiror Disclosure Schedule, (d) arising under or related to this Agreement and/or the performance by Acquiror of its obligations hereunder (including, for the avoidance of doubt, any Outstanding Acquiror Expenses), or (e) that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.11. Litigation and Proceedings. As of the date hereof, there are no pending or, to the knowledge of the Acquiror Parties, threatened, Actions or investigations against the Acquiror Parties that would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.12. Compliance with Laws. Except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect: (a) the Acquiror Parties are, and since their inception have been, in compliance with all applicable Laws; and (b) the Acquiror Parties have not received any written notice from any Governmental Authority of a violation of any applicable Law by any of the Acquiror Parties at any time since their respective inceptions.

Section 4.13. Contracts; No Defaults.

(a) Section 4.13 of the Acquiror Disclosure Schedule contains a listing of all Acquiror Material Contracts and every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than this Agreement and the other Transaction Documents) to which, as of the date of this Agreement, the Acquiror Parties is a party or by which any of their respective assets are bound.

(b) True, correct and complete copies of the Contracts listed on Section 4.13 of the Acquiror Disclosure Schedule have been delivered to or made available to the Company or its Representatives. Each Contract of a type required to be listed on Section 4.13 of the Acquiror Disclosure Schedule, that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, have an Acquiror Material Adverse Effect, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Acquiror Parties and, to the knowledge of the Acquiror Parties, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Acquiror Parties, are enforceable by the Acquiror Parties to the extent a party thereto in accordance with their terms, subject to the Enforceability Exceptions, and (ii) none of the Acquiror Parties or, to the knowledge of the Acquiror Parties, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract.

Section 4.14. Title to Property. None of the Acquiror Parties (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

Section 4.15. Business Activities

(a) Since inception, none of the Acquiror Parties has conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Acquiror Parties or any acquisition of property by the Acquiror Parties or the conduct of business by the Acquiror Parties as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Except for the Transaction Documents, none of the Acquiror Parties owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for the Transaction Documents, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby, Acquiror is not, and at no time has been, party to any Contract with any other Person that would require payments by Acquiror in excess of $50,000 monthly, $150,000 in the aggregate annually with respect to any individual Contract or more than $250,000 in the aggregate annually when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby) (the “Acquiror Material Contracts”).

(d) There is no material liability, debt or obligation against any of the Acquiror Parties except for liabilities and obligations (i) reflected or reserved for on Acquiror’s condensed balance sheet as of December 4, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror) or (ii) that have arisen since the date of Acquiror’s condensed balance sheet as of December 4, 2020 in the ordinary course of the operation of business of the Acquiror Parties.

(e) Since its inception, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there are no agreements, commitments, or Governmental Orders binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement.

Section 4.16. Employee Benefit Plans. Except as may be contemplated by the PubCo Equity Incentive Plan Proposal or the PubCo Employee Stock Purchase Plan Proposal, neither Acquiror nor Merger Sub maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other plan, policy, program, arrangement or agreement providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements and neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) will result in any compensatory payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) by Acquiror or Merger Sub becoming due to any shareholder, director, officer or employee of Acquiror or Merger Sub.

Section 4.17. Taxes.

(a) All material Tax Returns required by Law to be filed by Acquiror have been duly and timely filed (taking into account any applicable extensions) and all such Tax Returns are true, complete and accurate in all material respects.

(b) All material Taxes (whether or not shown on any Tax Returns) of Acquiror have been timely paid. Since the date of the latest Acquiror Financial Statements, Acquiror has not incurred any material liability for Taxes outside the ordinary course of business (other than in connection with the transactions contemplated by this Agreement).

(c) Acquiror has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d) Acquiror is not currently engaged in any audit examination, administrative or judicial proceeding with any Governmental Authority with respect to material Taxes. Acquiror has not received any written notice from any Governmental Authority of a claim, assessment or proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved.

(e) No written claim has been made by any Governmental Authority in a jurisdiction in which Acquiror does not file a Tax Return that Acquiror is or may be subject to material Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

(f) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, a material amount of Taxes of Acquiror (other than ordinary course extensions of time to file Tax Returns), and no written request for any such waiver or extension is currently pending.

(g) Acquiror, and any predecessor thereof, has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(h) Acquiror has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) Except with respect to deferred revenue or prepaid subscription revenues collected by Acquiror in the ordinary course of business, Acquiror will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing or any use of an improper method of accounting in a period prior to the Closing; (ii) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issued or executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received or deferred revenue accrued prior to the Closing; or (v) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) that existed prior to the Closing. Acquiror does not have any liability in connection with Sections 951, 951A or 965 of the Code.

(j) There are no Liens with respect to Taxes on any of the assets of Acquiror, other than Permitted Liens described in clause (iii) of the definition of such term.

(k) Acquiror has no material liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) or (ii) as a transferee or successor.

(l) Acquiror is not a party to or bound by, nor does it have any material obligation to, any Governmental Authority or other Person under any material Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(m) Acquiror is not, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(n) Acquiror has never owned an interest in an entity organized in a jurisdiction outside the United States.

(o) To the knowledge of Acquiror, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 4.18. Financial Ability; Trust Account.

(a) Set forth on Section 4.18 of the Acquiror Disclosure Schedule is a true and accurate record, as of the date identified therein, of the balance invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated December 1, 2020, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Documents to be inaccurate or (ii) entitle any Person (other than any Acquiror Shareholder who is a Redeeming Shareholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated December 1, 2020.

(b) Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. Following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is a Redeeming Shareholder.

(c) As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(d) As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 4.19. Brokers’ Fees. Except as described on Section 4.19 of the Acquiror Disclosure Schedule (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission (including any deferred underwriting commission) in connection with the Transactions (including the PIPE Financing) or as a result of the Closing, in each case, including based upon arrangements made by the Acquiror Parties or any of their respective Affiliates, including the Sponsor.

Section 4.20. Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Acquiror Parties make no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to the Acquiror Parties by or on behalf of the Company specifically for inclusion in the Registration Statement.

Section 4.21. NYSE Stock Market Quotation. The Acquiror Units, the Acquiror Warrants and the issued and outstanding Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbols “CAP.U” (with respect to the Acquiror Units), “CAP” (with respect to the Acquiror Class A Common Stock) and “CAP WS” (with respect to the Acquiror Warrants). Acquiror is in compliance in all material respects with the rules of NYSE and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by NYSE, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Units, the Acquiror Class A Common Stock or the Acquiror Warrants or terminate the listing of such on NYSE. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Units, the Acquiror Class A Common Stock or the Acquiror Warrants under the Exchange Act.

Section 4.22. Investment Company Act. None of the Acquiror Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.23. Affiliate Agreements. None of the Acquiror Parties is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of any Acquiror Party, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any Acquiror Party or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

Section 4.24. Sponsor Agreement. Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any term or condition of the Sponsor Agreement.

Section 4.25. PIPE Financing.

(a) The Acquiror Parties have delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by the Acquiror Parties with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide the PIPE Financing. To the knowledge of the Acquiror Parties, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the Acquiror Parties.

(b) Each Subscription Agreement is a legal, valid and binding obligation of the Acquiror and, to the knowledge of the Acquiror Parties, each PIPE Investor, and none of the execution, delivery or performance of obligations under such Subscription Agreement by the Acquiror or, to the knowledge of the Acquiror Parties, each PIPE Investor, violates any applicable Laws. There are no other agreements, side letters, or arrangements between the Acquiror Parties and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Financing Amount set forth in the Subscription Agreement of such PIPE Investors, and, as of the date hereof, none of the Acquiror Parties knows of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Financing Amount not being available to the Acquiror Parties, on the Closing Date.

(c) No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Acquiror Parties under any material term or condition of any Subscription Agreement and, as of the date hereof, the Acquiror Parties have no reason to believe that they will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other agreements related to the Transactions contemplated herein) to the obligations of the PIPE Investors to contribute to the Acquiror Parties the applicable portion of the PIPE Financing Amount set forth in the Subscription Agreements on the terms therein.

(d) No fees, consideration or other discounts are payable or have been agreed by the Acquiror Parties (including, from and after the Closing, the Surviving Corporation and its Subsidiaries) to any PIPE Investor in respect of its portion of the PIPE Financing Amount, except as set forth in the Subscription Agreements.

Section 4.26. Independent Investigation; No Additional Representations and Warranties. Each of the Acquiror Parties acknowledges and agrees:

(a) The Acquiror Parties and their Affiliates and their respective Representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company Group, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company Group for such purpose;

(b) the Acquiror Parties are relying only on that independent investigation and the express representations and warranties set forth in Article 3 (including the related portions of the Company Disclosure Schedule), and not on any other representation or statement made by the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or Representatives, and that none of such Persons is making or has made any representation or warranty whatsoever, express or implied, other than those expressly given by the Company in Article 3, including without limitation any other implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company Group; and

(c) the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any member of the Company Group or the future business, operations or affairs of any member of the Company Group heretofore or hereafter delivered to or made available to the Acquiror Parties or their respective Representatives or Affiliates.

Article 5
Covenants of the Company

Section 5.01. Conduct of the Company during the Interim Period.

(a) From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause each other member of the Company Group to, use commercially reasonable efforts to conduct its business in the ordinary course and use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except as set forth on Section 5.01 of the Company Disclosure Schedule, as required by applicable Law or any Governmental Authority (including any COVID-19 Measures), as expressly contemplated by this Agreement or with the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall it permit any other member of the Company Group to:

(i) change or amend the Company Certificate of Incorporation or the Company Bylaws in any respect;

(ii) fail to maintain its existence, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii) split, combine or reclassify any shares of its capital stock;

(iv) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any capital stock of the Company, other than repurchases of Company Common Stock issued to or held by employees, officers, directors or consultants of the Company or its Subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase;

(v) (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any capital stock or other voting securities or ownership interests of any member of the Company Group or any Derivative Securities of any member of the Company Group, other than the issuance of (x) any shares of Company Capital Stock upon the exercise of Company Options or Company Warrants, (y) any Company Subsidiary Securities to any member of the Company Group or (z) Company Options, Company Restricted Shares or other equity or equity-based incentive awards permitted by Section 5.01(a)(xi); or (B) amend any term of any Company Option, any Company Restricted Shares, any Company Warrant or any Company Subsidiary Security;

(vi) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses or enter into any strategic joint ventures, partnerships or alliances with any other Person;

(vii) sell, lease, sublease or otherwise transfer a material amount of its assets, properties, interests or businesses, other than (x) pursuant to existing contracts or commitments or (y) in the ordinary course of business;

(viii) other than in connection with actions permitted by Section 5.01(a)(v), make any material loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business;

(ix) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness of over $10,000,000, other than any Indebtedness (x) incurred in the ordinary course of business or (y) incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries;

(x) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act or in connection with the Transactions, as agreed to by its independent public accountants;

(xi) except as otherwise required by Law or existing Company Benefit Plans or Contracts of the Company Group in effect on the date of this Agreement, (i) grant any material increase in base salary to any of the Company Group’s directors, officers or employees, except in the ordinary course of business consistent with past practice for any non-officer employee whose annual base salary is less than $350,000, (ii) adopt, enter into or materially amend any Company Benefit Plan, (iii) grant or provide any material severance, termination, change of control or retention benefits to any officer or employee of the Company Group, (iv) hire, terminate (other than for cause), promote, demote or change the employment status or title of any director, officer, employee or consultant who is entitled to receive annual salary equal to or in excess of $350,000 in each case, except as required by the terms of any Company Benefit Plan or Contract existing as of the date of this Agreement or by Law, or (v) grant any Company Options, Company Restricted Shares or other equity- or equity-based incentive awards, except for grants of Company Options made in the ordinary course of business to new hires or for retention purposes for employees who are not executive officers of the Company;

(xii) enter into, renew or amend in any material respect, any (x) Company Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted an Company Affiliate Agreement), (y) Contract related to Leased Property or (z) Contract of a type required to be listed on Schedule 3.13(a), other than entry into such agreements in the ordinary course consistent with past practice or as required by Law;

(xiii) except in the ordinary course of business, make, revoke or change any material Tax election, except in a manner consistent with the past practices of the Company Group that will not have any adverse and material impact on the Company Group, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes or settle or compromise any examination, audit, claim or other action with a Governmental Authority of or relating to any material Taxes, enter into any material Tax sharing or similar arrangement outside the ordinary course of business, or consent to the extension of the statute of limitations applicable to any material Tax claim or assessment (other than in connection with automatic extensions of the due date for filing a Tax Return);

(xiv) take or cause to be taken any action which action could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment; or

(xv) agree, resolve or commit to do any of the foregoing.

(b) Notwithstanding the foregoing, nothing in this Section 5.01 shall be interpreted to prohibit any member of the Company Group from complying with their respective governing documents and with all other agreements or Contracts to which any member of the Company Group may be a party as of the date of this Agreement.

Section 5.02. Company Stockholder Approval.

(a) Promptly following the date of this Agreement, the Company shall use commercially reasonable efforts to obtain from Company Stockholders holding at least the number of shares of Company Capital Stock required to constitute the Company Stockholder Approval, duly executed and delivered Support Agreements within twenty-four (24) hours after the date of this Agreement.

(b) As promptly as reasonably practicable after the Registration Statement becomes effective, the Company shall:

(i) recommend approval and adoption of this Agreement and the Transactions consistent with the Company Board Recommendation;

(ii) (A) solicit approval of this Agreement and the Transactions in the form of an irrevocable written consent (the “Written Consent”) of each of the Requisite Company Stockholders (pursuant to the Support Agreement) and any other Company Stockholders as the Company may determine in its reasonable discretion or (B) in the event the Company is not able to obtain the Written Consent, the Company shall duly convene a meeting of the stockholders of the Company for the purpose of voting upon the adoption of this Agreement and the Transactions.

(c) If the Company Stockholder Approval is obtained, then as promptly as reasonably practicable following the receipt of the required written consents, the Company will prepare and deliver to its stockholders who have not consented the notice required by Sections 228(e) (if applicable) and 262 of the DGCL, which consent shall be subject to the review and reasonable approval of the Acqurior.

Section 5.03. No Acquiror Common Stock Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, the Company shall not engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror if the Company possesses material nonpublic information of Acquiror.

Section 5.04. No Claim Against the Trust Account. The Company acknowledges that Acquiror is a special purpose acquisition company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and Representatives of the Company have read Acquiror’s final prospectus, dated December 1, 2020, and other Acquiror SEC Documents, the Acquiror Organizational Documents, and the Trust Agreement and such Representatives understand that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the Transactions are not consummated by December 4, 2022, or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever; provided, however, that nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or for specific performance, injunctive or other equitable relief. This Section 5.04 shall survive the termination of this Agreement for any reason.

Article 6
Covenants of the Acquiror Parties

Section 6.01. Conduct of the Acquiror Parties During the Interim Period.

(a) During the Interim Period, each of the Acquiror Parties shall use commercially reasonable efforts to conduct its business in the ordinary course and use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except as set forth on Section 6.01 of the Acquiror Disclosure Schedule, as required by applicable Law or any Governmental Authority (including any COVID-19 Measures), as expressly contemplated by this Agreement or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), none of the Acquiror Parties shall:

(i) change or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub;

(ii) fail to maintain its existence, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii) split, combine or reclassify any shares of its capital stock;

(iv) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any capital stock of Acquiror, other than the redemption of any Acquiror Class A Common Stock required by the Offer;

(v) (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any capital stock or other voting securities or ownership interests of any of the Acquiror Parties or any Derivative Securities of any of the Acquiror Parties, other than (x) the issuance of any Acquiror Common Stock upon the exercise of any Acquiror Warrants, (y) pursuant to the Subscription Agreements existing as of the date hereof or (z) pursuant to the Alternative Financing (if any); or (B) amend any term of any Acquiror Warrants, other than pursuant to the Sponsor Agreement;

(vi) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses or enter into any strategic joint ventures, partnerships or alliances with any other Person other than (x) pursuant to existing contracts or commitments or (y) in the ordinary course of business;

(vii) sell, lease, sublease or otherwise transfer a material amount of its assets, properties, interests or businesses, other than (x) pursuant to existing contracts or commitments or (y) in the ordinary course of business;

(viii) other than in connection with actions permitted by Section 6.01(a)(vi), make any material loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business;

(ix) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than any Indebtedness (x) incurred in the ordinary course of business, (y) between Acquiror and Merger Sub or (z) as set forth on Section 6.01(a)(ix) of the Company Disclosure Schedule;

(x) enter into any compensatory arrangement, collective bargaining agreement or retirement, deferred compensation or equity plan or arrangement or hire any employees;

(xi) change Acquiror’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act or in connection with the Transactions, as agreed to by its independent public accountants;

(xii) settle, or offer or propose to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against any Acquiror Party, (B) any stockholder litigation or dispute against Acquiror or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the Transactions;

(xiii) enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted an Acquiror Affiliate Agreement);

(xiv) except in the ordinary course of business, make, revoke or change any material Tax election, or adopt or change any material Tax accounting method or period file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes or settle or compromise any examination, audit, claim or other action with a Governmental Authority of or relating to any material Taxes, enter into any material Tax sharing or similar arrangement outside the ordinary course of business, or consent to the extension of the statute of limitations applicable to any material Tax claim or assessment (other than in connection with automatic extensions of the due date for filing a Tax Return);

(xv) take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment; or

(xvi) agree, resolve or commit to do any of the foregoing.

(b) Notwithstanding the foregoing, nothing in this Section 6.01 shall be interpreted to prohibit: (i) Acquiror or its Representatives from taking any action reasonably necessary to consummate the PIPE Financing; or (ii) any Acquiror Party from complying with its respective governing documents and with all other agreements or Contracts to which an Acquiror Party may be a party as of the date of this Agreement.

Section 6.02. PIPE Financing.

(a) Subject to the terms hereof, Acquiror shall and shall cause its Affiliates to comply with its obligations, and enforce its rights, under the Subscription Agreements. Acquiror shall give the Company prompt notice of any breach by any party to the Subscription Agreements of which Acquiror has become aware or any termination (or alleged or purported termination) of the Subscription Agreements. Acquiror shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the proceeds of the PIPE Financing and shall not permit any amendment or modification to, or any waiver of any material provision or remedy under, the Subscription Agreements entered into at or prior to the date hereof if such amendment, modification, waiver or remedy that would: (i) materially delay the occurrence of the Closing; (ii) reduce the aggregate amount of the PIPE Financing; (iii) add or impose new conditions or amend the existing conditions to the consummation of the PIPE Financing; or (iv) be adverse to the interests of Acquiror, the Company or PubCo, in each case, in any material respect. Notwithstanding the foregoing, failure to obtain the proceeds from the PIPE Financing shall not relieve Acquiror of its obligation to consummate the Transactions, whether or not such PIPE Financing is available.

(b) In the event that any portion of the PIPE Financing becomes unavailable on the terms and conditions contemplated in each Subscription Agreement, regardless of the reason therefor, and such portion of the PIPE Financing is required for Acquiror to satisfy the Minimum Cash Condition, Acquiror shall as promptly as reasonably practicable following the occurrence of such event:

(i) use its commercially reasonable efforts to obtain alternative financing (the “Alternative Financing”) (in an amount sufficient, when taken together with any then-available PIPE Financing and Available PubCo Cash to meet the Minimum Cash Condition) on terms not less favorable in the aggregate to Acquiror than those contained in each Subscription Agreement that the Alternative Financing would replace from the same or other sources and which do not include any incremental conditionality to the consummation of such Alternative Financing that are more onerous to Acquiror and the Company (in each case, in the aggregate) than the conditions set forth in each Subscription Agreement (as applicable) in effect as of the date of this Agreement;

(ii) notify the Company of such unavailability and the reason therefor, and, upon receiving such notification, the Company will use its commercially reasonable efforts to assist Acquiror in obtaining Alternative Financing; and

(iii) keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the proceeds of the Alternative Financing and make available to the Company the terms and applicable documents providing for the Alternative Financing;

provided, however, in no event shall Acquiror consummate any Alternative Financing on terms less favorable (in the aggregate) to Acquiror or the Surviving Corporation or which include any incremental conditions to the consummation of such Alternative Financing that are more onerous to Acquiror and the Company (in each case, in the aggregate) than the conditions set forth in each Subscription Agreement (as applicable) in effect as of the date of this Agreement, without the prior written consent of the Company.

Section 6.03. Acquiror Shareholder Approval.

(a) Acquiror shall use commercially reasonable efforts to, in compliance with applicable Law, (i) establish the record date for, duly call, give notice of, convene and hold an special meeting of the Acquiror Shareholders (or, if mutually agreed as between Acquiror and the Company, an annual meeting of Acquiror Shareholders) (the “Acquiror Shareholder Meeting”) in accordance with the DGCL, (ii) cause the Proxy Statement to be disseminated to the Acquiror Shareholders after the Registration Statement becomes effective and (iii) solicit proxies from the holders of Acquiror Class A Common Stock to vote in favor of each of the Proposals. Acquiror shall include the Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation.

(b) Notwithstanding anything to the contrary contained in this Agreement, once the Acquiror Shareholder Meeting has been called and noticed, Acquiror will not postpone or adjourn the Acquiror Shareholder Meeting without the consent of the Company, other than:

(i) for the absence of a quorum, in which event Acquiror may postpone the meeting up to two (2) times for up to ten (10) Business Days each time; or

(ii) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure that Acquiror has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law, and for such supplemental or amended disclosure to be disseminated to and reviewed by the Acquiror Shareholders prior to the Acquiror Shareholder Meeting.

Section 6.04. Other Interim Period Obligations of the Acquiror Parties. During the Interim Period, Acquiror shall use reasonable best efforts:

(a) to ensure Acquiror remains listed as a public company on, and for the Acquiror Class A Common Stock to be listed on, NYSE;

(b) to cause the PubCo Common Stock to be issued in connection with the Transactions (including the Earnout Shares) to be approved for listing on NYSE, subject to official notice of issuance, prior to the Closing Date;

(c) to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws; and

(d) to take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”).

Article 7
Joint Covenants

Section 7.01. Commercially Reasonable Efforts.

(a) Subject to the terms and conditions herein provided, each Party shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective as promptly as practicable the Transactions (including (x) the satisfaction, but not waiver, of the closing conditions set forth in Article 8 and (y) obtaining consents of all Governmental Authorities and the expiration or termination of all applicable waiting periods under applicable Antitrust Laws necessary to consummate the Transactions). All the filing fees incurred in connection with obtaining such consents of all Governmental Authorities, such expiration or termination of all applicable waiting periods under applicable Antitrust Laws, including HSR Act filing fees and any filing fees in connection with any other Antitrust Law, shall be paid 50% by Acquiror and 50% by the Company. Each Party shall make or cause to be made (and not withdraw) an appropriate filing, if necessary, pursuant to the HSR Act with respect to the Transactions as promptly as practicable after the date hereof and in any event within ten (10) Business Days after the date hereof. The Parties shall request early termination of the waiting period in any filings submitted under the HSR Act and shall use commercially reasonable efforts to supply as promptly as practicable to the appropriate Governmental Authorities additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law.

(b) Each Party shall cooperate in connection with any investigation of the Transactions or litigation by, or negotiations with, any Governmental Authority or other Person relating to the Transactions or regulatory filings under applicable Law.

(c) Each Party shall, in connection with this Agreement and the Transactions, to the extent permitted by applicable Law: (i) promptly notify the other Parties of, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other Parties of) any material substantive communications from or with any Governmental Authority or NYSE, (ii) cooperate in connection with any proposed substantive written or oral communication with any Governmental Authority or NYSE and permit the other Parties to review and discuss in advance, and consider in good faith the view of the other Parties in connection with, any proposed substantive written or oral communication with any Governmental Authority or NYSE, (iii) not participate in any substantive meeting or have any substantive communication with any Governmental Authority or NYSE unless it has given the other Parties a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority or NYSE, gives the other Parties or their outside counsel the opportunity to attend and participate therein, (iv) furnish such other Parties’ outside legal counsel with copies of all filings and communications between it and any such Governmental Authority or NYSE and (v) furnish such other Parties’ outside legal counsel with such necessary information and reasonable assistance as such other Parties’ outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority or NYSE; provided, that materials required to be provided pursuant to this Section 7.01 may be restricted to outside legal counsel and may be redacted (A) as necessary to comply with contractual arrangements, and (B) to remove references to privileged information.

Section 7.02. Preparation of Registration Statement

(a) As promptly as practicable following the date hereof, the Company and Acquiror shall jointly prepare, and Acquiror shall file, a registration statement on Form S-4 (the “Registration Statement”) in connection with the registration under the Securities Act of the PubCo Common Stock to be issued under this Agreement (including the Earnout Shares), which Registration Statement will also contain a proxy statement for the purpose of soliciting proxies from Acquiror Shareholders to approve the proposals set forth below at the Acquiror Shareholder Meeting:

(i) approval of the Transactions;

(ii) approval of the PubCo Charter and PubCo Bylaws;

(iii) approval of the issuance of PubCo Common Stock in connection with the Transactions (including pursuant to the consummation of the Subscription Agreements, the PubCo Common Stock and the Earnout Shares) in accordance with this Agreement, in each case to the extent required by the NYSE listing rules;

(iv) the adoption of the PubCo Equity Incentive Plan;

(v) the adoption of the PubCo Employee Stock Purchase Plan; and

(vi) approval of any other proposals reasonably necessary or appropriate to consummate the Transactions (collectively, the “Proposals” and the proxy statement containing the Proposals, the “Proxy Statement”).

Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by the Acquiror Shareholders at the Acquiror Shareholder Meeting.

(b) Each of Acquiror and the Company shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to file the registration statement as promptly as practicable after the date hereof and to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Acquiror shall provide the Company with copies of any written comments, and shall inform the Company of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the Company a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably conditioned, withheld or delayed), any response to such comments with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other party and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Registration Statement.

(c) Each of Acquiror and the Company shall use commercially reasonable efforts to promptly furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors, managers, members and shareholders, as applicable, and such other matters, in each case, as may be reasonably necessary in connection with and for inclusion in the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Acquiror or the Company or their respective Subsidiaries, as applicable, with the SEC or NYSE in connection with the Transactions (including any amendment or supplement to the Proxy Statement or the Registration Statement). Acquiror will advise the Company, promptly after Acquiror receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the PubCo Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement, the Registration Statement or other document filed with the SEC in connection with the Transactions for additional information.

(d) Without limiting the generality of Section 7.02(c), the Company shall use commercially reasonable efforts to furnish to Acquiror for inclusion in the Proxy Statement and the Registration Statement: (i) audited consolidated financial statements of the Company and its Subsidiaries as of and for the years ended December 31, 2018, 2019 and 2020, prepared in accordance with GAAP and Regulation S-X of the Exchange Act and audited by the Company’s independent auditor in accordance with PCAOB auditing standards; (ii) other financial statements, reports and information with respect to the Company and its Subsidiaries that may be required to be included in the Registration Statement and Proxy Statement under the rules of the SEC and (iii) auditor’s reports and consents to use such financial statements and reports in the Registration Statement.

(e) Acquiror shall use commercially reasonable efforts to obtain all necessary state Securities Law or “blue sky” permits and approvals required to carry out the Transactions, and the Company shall promptly furnish all information concerning the Company as may be reasonably requested in connection with any such action.

Section 7.03. Inspection. Subject to applicable Law, each of the Company and Acquiror shall afford to the other and its respective Representatives reasonable access during normal business hours during the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated, to all of its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records and, during such period, each Party shall furnish promptly to the other Parties, all information concerning itself and its Subsidiaries’ business, properties and personnel as the other Parties or any of their Representatives may reasonably request for the purposes of this Agreement or post-Closing integration planning; provided that any such access may be restricted or modified in connection with any COVID-19 Actions or COVID-19 Measures; provided, further, that such person may restrict the foregoing access to the extent that any applicable Law or any Contract to which it is a party requires it to restrict access to any properties or information or in order to maintain the attorney-client privilege; provided, further, that in any such case, the applicable Parties shall cooperate to seek to provide for access in a manner that does not violate any such Law or Contract or attorney-client privilege. Each of the Parties shall hold, and shall cause its Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with and otherwise subject to the Confidentiality Agreement. No investigation pursuant to this Section 7.03 or information provided, made available or delivered pursuant to this Agreement will affect or be deemed to modify any of the representations or warranties of the Parties contained in this Agreement or the conditions hereunder to the obligations of the Parties.

Section 7.04. Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement, including Section 7.03, and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b) None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance, and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, subject to this Section 7.04, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent.

(c) Without limiting the generality of Section 7.04(b):

(i) Acquiror and the Company shall mutually agree upon and issue a joint press release announcing the effectiveness of this Agreement as of the date of this Agreement or no later than the following Business Day.

(ii) Acquiror and the Company shall cooperate in good faith with respect to the prompt preparation of, and Acquiror shall file with the SEC, as promptly as practicable after the effective date of this Agreement (but in any event within four (4) Business Days thereafter), a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement.

(iii) Prior to the Closing, Acquiror and the Company shall mutually agree upon and prepare a joint press release announcing the consummation of the Transactions. Concurrently with or promptly after the Closing, Acquiror and the Company shall issue such press release.

(iv) Acquiror and the Company shall cooperate in good faith with respect to the preparation of a Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountants and the other information required to be included therein. Concurrently with the Closing, or as soon as practicable (but in any event within four (4) Business Days) thereafter, PubCo shall file the Closing 8-K with the SEC.

Section 7.05. Indemnification and Insurance.

(a) From and after the Effective Time, PubCo and the Surviving Corporation shall indemnify and hold harmless each present and former director or officer of the Company, or any other person that may be a director or officer of any member of the Company Group or otherwise have been subject to indemnification by any member of the Company Group whether by indemnification agreement, certificate of incorporation, bylaws or other organizational document or otherwise prior to the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any actual or threatened Action or other action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time or relating to the enforcement by any such Person of his or her rights under this Section 7.05, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that any member of the Company Group would have been permitted under applicable Law and its certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person, and shall advance expenses (including reasonable attorneys’ fees and expenses) of any such Person as incurred to the fullest extent permitted under applicable Law (including, without limitation, in connection with any action, suit or proceeding brought by any such Person to enforce his or her rights under this Section 7.05). Without limiting the foregoing, PubCo shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in the PubCo Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions in effect as of the date hereof and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. PubCo shall assume, and be liable for, and shall cause the Surviving Corporation and their respective Subsidiaries to honor, each of the covenants in this Section 7.05.

(b) Prior to the Effective Time, the Company shall or, if the Company is unable to, PubCo shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “Company D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to Company D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the Company D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to Company D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to Company D&O Insurance comparable D&O insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof.

(c) Prior to the Closing, Acquiror and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for PubCo that shall be effective as of Closing and will cover those Persons who will be the directors and officers of PubCo and its Subsidiaries at and after the Closing on terms not less favorable than the better of (i) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (ii) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NYSE, which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as PubCo and its Subsidiaries (including the Surviving Corporation).

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.05 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on PubCo and the Surviving Corporation and all successors and assigns of PubCo and the Surviving Corporation. In the event that PubCo, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person or effects any division transaction, then, and in each such case, PubCo and the Surviving Corporation shall ensure that proper provision shall be made so that the successors and assigns of PubCo or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.05. The obligations of PubCo and the Surviving Corporation under this Section 7.05 shall not be terminated or modified in such a manner as to materially and adversely affect any present or former director or officer of any member of the Company Group, or other person that may be a director or officer of any member of the Company Group prior to the Effective Time, to whom this Section 7.05 applies without the consent of the affected Person. The rights of each Person entitled to indemnification or advancement hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Certificate of Incorporation, the Company Bylaws, any other indemnification arrangement, any applicable law, rule or regulation or otherwise. The provisions of this Section 7.05 are expressly intended to benefit, and are enforceable by, each Person entitled to indemnification or advancement hereunder and their respective successors, heirs and representatives, each of whom is an intended third-party beneficiary of this Section 7.05.

Section 7.06. Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, Acquiror shall pay all direct or indirect transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred by the Acquiror Parties or the Company Group in connection with the Transactions. Acquiror shall, at its own expense, timely file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company will join in the execution of any such Tax Returns.

(b) Tax Treatment. (i) Each of the Parties intends that for U.S. federal income tax purposes, (A) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which Acquiror and the Company are parties as provided in Section 368(b) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g) and (B) the Merger and the PIPE Financing, taken together, shall qualify as a contribution governed by Section 351 of the Code. To the fullest extent permitted by Law, each of Acquiror, Merger Sub and the Company shall prepare and file all Tax Returns consistent with the treatment of (x) the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations and (y) the Merger and the PIPE Financing, taken together, as a contribution governed by Section 351 of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Transactions in a manner consistent with this Section 7.06(b), including by providing factual support letters.

(c) Each of Acquiror and the Company shall (and shall cause its respective Subsidiaries and Affiliates to) use its reasonable best efforts not to take or cause to be taken any action reasonably likely to cause the Transactions to fail to qualify for the Intended Tax Treatment.

(d) FIRPTA Certificate. The Company shall deliver to Acquiror, a properly executed certification prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that shares of the Company Capital Stock are not, and have not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, “U.S. real property interests” within the meaning of Section 897(c) of the Code, together with a notice to the IRS in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(e) Acquiror and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing or amendment of any Tax Returns or any audit or other proceeding with respect to Taxes of the Surviving Corporation. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information which are reasonably relevant to any such Tax Returns or audit or other proceeding and within such party’s possession or obtainable without material cost or expense, and making employees or other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 7.07. Employee Matters.

(a) The Company and Acquiror shall cooperate in good faith for the Founder and certain other mutually agreed executives of the Company to enter into employment agreements in a form to be mutually agreed by the Company and Acquiror before the Closing Date.

(b) At the Closing, the PubCo Equity Incentive Plan will include an initial available award pool of a number of shares of PubCo Common Stock equal to 10.0% of the sum of (i) the aggregate number of outstanding shares of PubCo Common Stock and any other shares of capital stock of PubCo (including Exchanged Restricted Stock), plus (ii) the maximum number of shares underlying any Converted Options, PubCo Replacement Warrants and any other Derivative Securities of PubCo (assuming in each case that cash is paid for the exercise thereof) (the “PubCo Fully Diluted Shares”) in each case of these clauses (i) and (ii), as of immediately following Closing. The PubCo Equity Incentive Plan will also contain a ten-year annual “evergreen” increase provision for not less than 5.0% of the number of PubCo Fully Diluted Shares as of the Business Day immediately preceding the day of such increase.

(c) At the Closing, the PubCo Employee Stock Purchase Plan will include an initial available pool of shares of PubCo Common Stock of not less than the 2.0% of the PubCo Fully Diluted Shares as of immediately following Closing. The PubCo Employee Stock Purchase Plan will also contain an annual “evergreen” increase provision for not less than 1.0% of the number of PubCo Fully Diluted Shares as of the Business Day immediately preceding the day of such increase.

Section 7.08. Section 16 Matters. Prior to the Closing, the Acquiror Board, or an appropriate committee thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC relating to Rule 16b-3(d) under the Exchange Act, such that the acquisition of the PubCo Common Stock pursuant to this Agreement by any officer or director of the Company who is expected to become a “covered person” of PubCo for purposes of Section 16 of the Exchange Act shall be exempt acquisitions.

Section 7.09. Shareholder Litigation. Acquiror shall notify the Company promptly in connection with any threat to file, or filing of, any Action related to this Agreement or the Transactions by any of its shareholders or holders of any Acquiror Warrants against any of the Acquiror Parties or against any of their respective directors or officers (any such action, a “Shareholder Action”). Acquiror shall keep the Company reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Shareholder Action. Acquiror shall give the Company the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of, any such litigation, to give due consideration to the Company’s advice with respect to such litigation and to not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed; provided that, for the avoidance of doubt, Acquiror shall bear all of its costs of investigation and all of its defense and attorneys’ and other professionals’ fees related to such Shareholder Action.

Section 7.10. Notices of Certain Events. Each of the Company and Acquiror shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b) any notice or other communication from any Governmental Authority in connection with the Transactions;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting any member of the Company Group or any Acquiror Party, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 8.02(a) or Section 8.03(a) not to be satisfied; and

(e) any failure of that Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided that the delivery of any notice pursuant to this Section 7.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 7.11. Exclusivity.

(a) During the Interim Period, none of the Acquiror Parties, on the one hand, or the Company and its Subsidiaries, on the other hand, will, nor will they authorize or permit their respective Representatives to, directly or indirectly:

(i) take any action to solicit, initiate or engage in discussions or negotiations with, or enter into any binding agreement with any Person concerning, or which would reasonably be expected to lead to, an Acquisition Proposal;

(ii) in the case of Acquiror, fail to include the Acquiror Board Recommendation in (or remove from) the Registration Statement and the Proxy Statement; or

(iii) withhold, withdraw, qualify, amend or modify (or publicly propose or announce any intention or desire to withhold, withdraw, qualify, amend or modify), in a manner adverse to the other Party, in the case of the Company, the Company Board Recommendation, and in the case of Acquiror, the Acquiror Board Recommendation.

(b) Each of the Company and the Acquiror Parties, shall promptly, and in any event within one (1) Business Day of the date of this Agreement:

(i) terminate access of any third Person (other than the Company or the Acquiror Parties and/or any of their respective Affiliates or Representatives or in connection with the PIPE Financing) to any data room (virtual or actual) set up by the Company in connection with the Transactions or an Acquisition Proposal containing any confidential information with respect to the Company or Acquiror;

(ii) immediately cease and cause to be terminated, and shall cause their and their respective Subsidiaries’ Representatives to immediately cease and cause to be terminated, all existing activities, discussions, negotiations and communications, if any, with any Persons with respect to any Acquisition Proposal; and

(iii) shall promptly request the return or destruction of any confidential information provided to any Person in connection with a prospective Acquisition Proposal (subject in each case to the terms of any applicable confidentiality agreement) and, in connection therewith, shall, if the applicable confidentiality or non-disclosure agreement so allows, request that all such Persons provide prompt written certification of the return or destruction of all such information.

(c) Promptly upon receipt of an unsolicited Acquisition Proposal, each of the Acquiror Parties and the Company shall notify the other Party thereof, which notice shall include a written summary of the material terms of such unsolicited proposal. Notwithstanding the foregoing, the Parties may respond to any unsolicited Acquisition Proposal only by indicating that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Proposal.

Section 7.12. Further Assurances. Each party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Article 8
Conditions to the Mergers

Section 8.01. Conditions to Obligations of All Parties. The obligations of the Company and Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the Company and Acquiror:

(a) HSR Act. The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b) No Prohibition. There shall not have been enacted or promulgated any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c) Offer Completion. The Offer shall have been completed in accordance with the terms hereof, the Acquiror Organizational Documents and the Proxy Statement.

(d) Net Tangible Assets. Acquiror shall not have redeemed Acquiror Class A Common Stock in the Offer in an amount that would cause Acquiror to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(e) Acquiror Shareholder Approval. The Acquiror Shareholder Approval shall have been obtained.

(f) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(g) Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the Securities Act, no stop order shall have been issued by the SEC with respect to the Registration Statement and no Action seeking such stop order shall have been threatened or initiated.

(h) Listing. The shares of PubCo Common Stock to be issued in connection with the Transactions (including the Earnout Shares) shall have been approved for listing on NYSE, subject only to official notice of issuance thereof.

Section 8.02. Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in the first sentence of Section 3.01(a) and in Section 3.03, Section 3.07 and Section 3.21, in each case shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Section 3.09(a) shall be true and correct in all respects as of the Closing Date.

(iii) Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in Section 8.02(a)(i) and (ii)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.02(a) and Section 8.02(b) have been fulfilled.

Section 8.03. Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Acquiror Parties contained in the first sentence of Section 4.01(a) and Section 4.06 and 4.19, in each case shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of the Acquiror Parties contained in this Agreement (other than the representations and warranties of the Acquiror Parties described in Section 8.03(a)(i)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, an Acquiror Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. The Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.03(a) and Section 8.03(b) have been fulfilled.

(d) Sponsor Agreement. The transactions contemplated by the Sponsor Agreement to occur at or prior to the Closing shall have been or will be consummated in accordance with the terms of the Sponsor Agreement in all material respects.

(e) Minimum Cash. Available PubCo Cash shall be equal to or greater than Minimum Cash (the “Minimum Cash Condition”).

Article 9
Termination/Effectiveness

Section 9.01. Termination. This Agreement may be terminated and the Transactions abandoned (notwithstanding any approval of this Agreement by the stockholders of the Company or shareholders of Acquiror) at any time prior to the Effective Time:

(a) by mutual written agreement of the Company and Acquiror;

(b) by written notice of either the Company or Acquiror if:

(i) the Closing has not occurred on or before December 31, 2021 (such applicable date, the “End Date”); provided that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to a Party if the failure of such Party to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the End Date; or

(ii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or applicable Law;

(c) by written notice to the Company from Acquiror, if:

(i) the Support Agreements pursuant to Section 5.02(a) are not delivered to Acquiror within twenty-four (24) hours after the date of this Agreement;

(ii) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 8.02(a) or Section 8.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the End Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided that at the time of delivering a termination notice under this Section 9.01(c)(ii), Acquiror shall not be in material breach of any of its obligations under this Agreement;

(d) by written notice to the Acquiror from the Company, if:

(i) there is any breach of any representation, warranty, covenant or agreement on the part of the Acquiror Parties set forth in this Agreement, such that the conditions specified in Section 8.03(a) or Section 8.03(b) would not be satisfied at the Closing or the Sponsor breaches the Sponsor Agreement (each, a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by the Acquiror Parties or the Sponsor, as applicable, through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the End Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as the Acquiror Parties or the Sponsor, as applicable, continue to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period; provided that at the time of delivering a termination notice under this Section 9.01(d)(i), the Company shall not be in material breach of any of its obligations under this Agreement.

The Party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give notice of such termination to the other Party.

Section 9.02. Effect of Termination. Except as otherwise set forth in this Section 9.02, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination that resulted in the termination of this Agreement subject to Section 10.12. The provisions of Sections 5.04, 7.04, this Section 9.02 and Article 10 (collectively, the “Surviving Provisions”), any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, and the Confidentiality Agreement shall in each case survive any termination of this Agreement. Notwithstanding the foregoing, a failure by the Acquiror Parties, on the one hand, or the Company, on the other hand, to consummate the Transactions in accordance with this Agreement when they are obligated to do so shall be deemed to be a Willful Breach of this Agreement.

Article 10
Miscellaneous

Section 10.01. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or, in the case of a waiver, by each Party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the Company Stockholders under the DGCL without such approval having first been obtained.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 10.02. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours for the recipient (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Acquiror or Merger Sub, to:

Capitol Investment Corp. V
1300 17th Street North, Suite 820
Arlington, VA 22209
Attention: Mark D. Ein, Chairman & CEO, and Dyson Dryden, President & CFO
E-mail: mark@capinvestment.com
dyson@capinvestment.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
555 Eleventh Street, N.W.
Washington, DC 20004
Attention: Paul F. Sheridan, Jr. and Daniel R. Breslin
Email: paul.sheridan@lw.com and daniel.breslin@lw.com

(b) If to the Company, to:

Doma Holdings, Inc.
101 Mission Street
Suite 740
San Francisco, California 94105
Attention: Eric Watson, General Counsel
Email: ewatson@statestitle.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, California 94025
Attention: Stephen Salmon
Email: stephen.salmon@davispolk.com

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 10.03. Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 10.03 shall be null and void, ab initio.

Section 10.04. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing:

(a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 7.05;

(b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 10.12; and

(c) in the event the Closing occurs, the Earnout Participants are intended third-party beneficiaries of, and may enforce, Section 2.08 (and Annex I hereto) by action of Earnout Participants who would receive at least 20% of the aggregate Earnout Shares potentially issuable hereunder (assuming full achievement of the Earnout Milestones).

Section 10.05. Expenses. Except as otherwise provided herein (including Section 2.10, 7.01, Section 7.05, Section 7.06(a), and Section 7.09), each party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 10.06. Governing Law. This Agreement, the Transactions and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 10.07. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 10.08. Entire Agreement. This Agreement (together with the Schedules, Annexes and Exhibits to this Agreement), the Ancillary Agreements and that certain Mutual Confidentiality Agreement, dated January 21, 2021, between Acquiror and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 10.09. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 10.10. Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, the other Transaction Documents or the Transactions, shall be brought in the federal and state courts located in the State of Delaware (the “Chosen Courts”), so long as one of such courts shall have subject matter jurisdiction over such Action. Any cause of action arising out of this Agreement or the Transactions shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Chosen Courts in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in the Chosen Courts, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.10. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS.

Section 10.11. Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 9.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.11 shall not be required to provide any bond or other security in connection with any such injunction.

Section 10.12. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Parties, and then only with respect to the specific obligations set forth herein or in the other Transaction Documents with respect to such Party. Except to the extent a Party to this Agreement or the other Transaction Documents and then only to the extent of the specific obligations undertaken by such Party in this Agreement or in the applicable Ancillary Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party to this Agreement or any other Transaction Documents, and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement or any other Transaction Document of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 10.13. Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Effective Time, except for (a) those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Effective Time, and then only to such extent until such covenants and agreements have been fully performed (including, for the avoidance of doubt, those included in Annex I and this Article X) and (b) any claim based upon Fraud.

Section 10.14. Disclosure Schedule References and SEC Report References.

(a) The Schedules, Annexes and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules, Annexes and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Schedules is included solely for informational purposes.

(b) The Parties agree that each section or subsection of the Company Disclosure Schedule or the Acquiror Disclosure Schedule, as applicable, shall be deemed to be an exception to and to qualify (or, as applicable, a disclosure for purposes of), the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Schedule or the Acquiror Disclosure Schedule, as applicable. The Parties further agree that disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Schedule or the Acquiror Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Schedule or the Acquiror Disclosure Schedule, as applicable, to which the relevance of such disclosure would be reasonably apparent on its face to a reasonable person without any independent knowledge regarding the matter(s) so disclosed, notwithstanding the omission of a cross-reference to such other section or subsections.

(c) The Parties agree that in no event shall any disclosure (other than statements of historical fact) contained in any part of any Acquiror SEC Document entitled “Risk Factors,” “Forward-Looking Statements,” “Cautionary Note Regarding Forward-Looking Statements,” “Special Note Regarding Forward Looking Statements” or containing a description or explanation of “Forward-Looking Statements” or any other disclosures in any Acquiror SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

CAPITOL INVESTMENT CORP. V

By:	/s/ L. Dyson Dryden
	Name:	L. Dyson Dryden
	Title:	President and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

CAPITOL V MERGER SUB, INC.

By:	/s/ L. Dyson Dryden
	Name:	L. Dyson Dryden
	Title:	Secretary

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

DOMA HOLDINGS, INC.

By:	/s/ Max Simkoff
	Name:	Max Simkoff
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex I

Earnout Shares

This Annex I sets forth the terms for the calculation of the number (if any) of Earnout Shares to be issued. Terms used but not defined in this Annex I shall have the meanings given to such terms in the Agreement to which this Annex I is a part.

1.	First Share Price Milestone. If the closing share price of PubCo Common Stock equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30-trading day period commencing on or after the Closing Date and ending on or prior to the five (5)-year anniversary of the Closing Date (the first occurrence of the foregoing is referred to herein as the “First Share Price Milestone,” and the date on which the first occurrence of the foregoing occurs is referred to as the “First Share Price Milestone Date”), then PubCo shall issue, as promptly as reasonably practicable following the First Share Price Milestone Date, to each Earnout Participant a number of shares of PubCo Common Stock equal to such participant’s Earnout Pro Rata Portion of 2.5% of the PubCo Fully Diluted Shares, as of immediately following the Closing (such shares being referred to as the “First Earnout Shares”).

2.	Second Share Price Milestone. If the closing share price of PubCo Common Stock equals or exceeds $17.50 per share for any 20 trading days within any consecutive 30-trading day period commencing on or after the Closing Date and ending on or prior to the five (5)-year anniversary of the Closing Date (the first occurrence of the foregoing is referred to herein as the “Second Share Price Milestone” and together with the First Share Price Milestone, the “Earnout Milestones,” and the date on which the first occurrence of the Second Share Price Milestone occurs is referred to as the “Second Share Price Milestone Date”), then PubCo shall issue, as promptly as reasonably practicable following the Second Share Price Milestone Date, to each Earnout Participant, a number of shares of PubCo Common Stock equal to such participant’s Earnout Pro Rata Portion of 2.5% of the PubCo Fully Diluted Shares, as of immediately following the Closing (such shares being referred to as the “Second Earnout Shares” and, together with the First Earnout Shares, the “Earnout Shares”).

3.	For the avoidance of doubt, if the condition for the Second Share Price Milestone is achieved, the Earnout Shares to be earned in connection with such Earnout Milestone shall be cumulative with the Earnout Shares earned in connection with the achievement of the First Share Price Milestone; provided that, for avoidance of doubt, Earnout Shares in respect of each Earnout Milestone will be issued and earned only once.

4.	Upon the five (5)-year anniversary of the Closing Date (the “Earnout Expiration Date”):

(a)	if the First Share Price Milestone has not been achieved, none of the First Earnout Shares shall be issued and the contingent right to receive the First Earnout Shares shall be forfeited for no consideration; and

(b)	if the Second Share Price Milestone has not been achieved, none of the Second Earnout Shares shall be issued and the contingent right to receive the Second Earnout Shares shall be forfeited for no consideration.

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5.	In the event that after the Closing and prior to the five (5)-year anniversary of the Closing Date, there is an Earnout Strategic Transaction (or a definitive agreement providing for an Earnout Strategic Transaction has been entered into prior to the five (5)-year anniversary of the Closing Date and such Earnout Strategic Transaction is ultimately consummated, even if such consummation occurs after the five (5)-year anniversary of the Closing Date), then if the per share value of the consideration to be received by the holders of the PubCo Common Stock in such Earnout Strategic Transaction equals or exceeds $15.00 per share and the First Share Price Milestone has not been previously achieved, then the First Share Price Milestone shall be deemed to have been achieved, and if the per share value of the consideration to be received by the holders of the PubCo Common Stock in such Earnout Strategic Transaction equals or exceeds $17.50 per share and the Second Share Price Milestone has not been previously achieved (or both the First Share Price Milestone and the Second Share Price Milestone) has not been previously achieved, then the Second Share Price Milestone (and, if not previously achieved, the First Share Price Milestone) shall be deemed to have been achieved; provided, that if the consideration to be received by the holders of the PubCo Common Stock in such Earnout Strategic Transaction includes non-cash consideration, the value of such consideration shall be determined in good faith by the PubCo Board; provided, further that such Earnout Shares that are not deemed earned as of the consummation of such Earnout Strategic Transaction shall be cancelled for no consideration. In the event either the First Share Price Milestone or the Second Share Price Milestone would be deemed to be achieved pursuant to this Paragraph 5, the Earnout Shares shall be issued or deemed to be issued immediately prior to the consummation of the Earnout Strategic Transaction and such Earnout Shares shall receive the same consideration per share as the shares of PubCo Common Stock receive in the Earnout Strategic Transaction.

6.	If PubCo shall, at any time or from time to time, after the date hereof effect a subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding shares of PubCo Common Stock, the number of Earnout Shares issuable pursuant to, and the stock price targets set forth in this Annex I, shall be equitably adjusted for such subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction becomes effective.

7.	The following terms shall have the following meanings:

“Earnout Participant” means each holder of Company Common Stock (after giving effect to the Conversion and including Company Restricted Shares), Company Options (whether vested or unvested) or Company Warrants, in each case, as of immediately prior to the Effective Time with an Earnout Pro Rata Portion in excess of zero (0).

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“Earnout Pro Rata Portion” means, with respect to:

(a)	each holder of outstanding shares of Company Common Stock (after giving effect to the Conversion but excluding Company Restricted Shares) as of immediately prior to the Effective Time, a fraction expressed as a percentage equal to (i) the amount of Company Stockholder Stock Consideration that such holder would be eligible to receive if such holder made a Stock Election for all of such holder’s shares of Company Capital Stock divided by (ii) the sum of (x) the amount of Company Stockholder Stock Consideration that all holders of Company Capital Stock as of immediately prior to the Effective Time would be eligible to receive if all such holders made a Stock Election for all of such holders’ shares of Company Capital Stock; plus (w) the total number of shares of PubCo Common Stock issued or issuable upon the exercise of the Converted Options as of immediately following the Effective Time (whether vested or unvested, and on a cash exercise basis and determined as if all holders of Company Options made a Stock Election for all of such holders’ Cash Eligible Options); plus (y) the total number of shares of PubCo Common Stock represented by Exchanged Restricted Stock as of immediately following the Effective Time; and plus (z) the total number of shares of PubCo Common Stock issued or issuable upon the exercise of the PubCo Replacement Warrants as of immediately following the Effective Time (on a cash exercise basis) (this clause (ii), the “Earnout Denominator”);

(b)	each holder of Company Options (whether vested or unvested) as of immediately prior to the Effective Time, a fraction expressed as a percentage equal to (i) the number of shares of PubCo Common Stock issued or issuable upon exercise of such holder’s Converted Options as of immediately following the Effective Time (on a cash exercise basis and determined as if all holders of Company Options made a Stock Election for all of such holders’ Cash Eligible Options), divided by (ii) the Earnout Denominator;

(c)	each holder of Exchanged Restricted Stock as of immediately following the Effective Time, a fraction expressed as a percentage equal to (i) the number of shares of Exchanged Restricted Stock as of immediately following the Effective Time, divided by (ii) the Earnout Denominator; and

(d)	each holder of PubCo Replacement Warrants as of immediately following the Effective Time, a fraction expressed as a percentage equal to (i) the number of shares of PubCo Common Stock issued or issuable upon the exercise of such holder’s PubCo Replacement Warrant as of immediately following the Effective Time (on a cash exercise basis), divided by (ii) the Earnout Denominator;

in each case, with such adjustments to give effect to rounding as the Company may determine in its sole discretion; provided, however, in no event shall the aggregate Earnout Pro Rata Portion exceed 100%.

“Earnout Strategic Transaction” means the occurrence in a single transaction or as a result of a series of related transactions, of a merger, consolidation, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction with respect to PubCo and its Subsidiaries, taken as a whole, whereby all or substantially all of the holders of the outstanding shares of PubCo Common Stock have such shares converted, exchanged or otherwise replaced with the right to receive cash, securities or other property.

8.	The Earnout Shares are an integral part of the Company Stockholder Consideration. Notwithstanding anything to the contrary in this Annex I or the Agreement to which this Annex I is a part, before the Earnout Shares are issued in connection with an Earnout Milestone or in connection with an Earnout Strategic Transaction, the contingent right to receive the Earnout Shares:

(a)	does not provide the holders of such contingent right any rights of the holders of PubCo Common Stock, including no right to vote and no right to receive dividends;

(b)	does not bear interest in any form;

(c)	is not a “security” and is not assignable or transferable, except by operation of law, will or intestacy; and

(d)	is not represented by any form of certificate or instrument.

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